Offer to Purchase For Cash
All Outstanding Shares of Common Stock
of
Crowley Maritime Corporation
at
$2,990 Net Per Share
by
Crowley Newco Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON FRIDAY, APRIL 20, 2007,
UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

THE OFFER (THE “OFFER”) SET FORTH IN THIS OFFER TO PURCHASE (THIS “OFFER TO PURCHASE”) IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THE DELAWARE CHANCERY COURT APPROVING THE SETTLEMENT OF FRANKLIN BALANCE SHEET INVESTMENT FUND V. CROWLEY, DISMISSING THE LAWSUIT AND THE TIME FOR APPEAL OF THE COURT’S APPROVAL HAVING EXPIRED AND (2) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE “COMMON STOCK”), OF CROWLEY MARITIME CORPORATION (“CROWLEY MARITIME”) THAT CONSTITUTE (A) A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON THE EXPIRATION DATE OF THE OFFER THAT ARE BENEFICIALLY OWNED BY THE UNAFFILIATED STOCKHOLDERS OF CROWLEY MARITIME (THE “MAJORITY OF THE MINORITY CONDITION”) AND, (B) TOGETHER WITH THE SHARES OF COMMON STOCK BENEFICIALLY OWNED BY CROWLEY NEWCO CORPORATION (THE “PURCHASER”), AT LEAST NINETY-FIVE PERCENT (95%) OF THE TOTAL NUMBER OF SHARES OF COMMON STOCK OUTSTANDING ON THE EXPIRATION DATE OF THE OFFER (THE “MINIMUM CONDITION”). FOR PURPOSES OF THE MAJORITY OF THE MINORITY CONDITION, THE “UNAFFILIATED STOCKHOLDERS” CONSIST OF ALL CROWLEY MARITIME STOCKHOLDERS OTHER THAN THE PURCHASER, THE DIRECTORS AND OFFICERS OF CROWLEY MARITIME AND PERSONS AND ENTITIES THEY CONTROL, AND THE CROWLEY MARITIME CORPORATION RETIREMENT STOCK PLAN, THE CROWLEY MARITIME CORPORATION STOCK SAVINGS PLAN AND THE CROWLEY MARITIME CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN. AS OF THE DATE HEREOF, THE PURCHASER BENEFICIALLY OWNED AN AGGREGATE OF 58,562 SHARES OF COMMON STOCK (OR APPROXIMATELY 65.2% OF THE COMMON STOCK OUTSTANDING) BY VIRTUE OF BINDING AGREEMENTS WITH CERTAIN DIRECTORS OF CROWLEY MARITIME AND CERTAIN PERSONS AND ENTITIES THEY CONTROL, AND, SEPARATELY, WITH THE CROWLEY MARITIME CORPORATION RETIREMENT STOCK PLAN, THE CROWLEY MARITIME CORPORATION STOCK SAVINGS PLAN AND THE CROWLEY MARITIME CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN, REQUIRING THEM TO CONTRIBUTE ALL THE CAPITAL STOCK EACH HOLDS IN CROWLEY MARITIME TO THE PURCHASER IN EXCHANGE FOR EQUITY OF THE PURCHASER AT THE TIME THE PURCHASER ACCEPTS FOR PAYMENT SHARES OF COMMON STOCK TENDERED PURSUANT TO THE OFFER. THIS EXCHANGE WILL RESULT IN THE PURCHASER, WHICH IS CURRENTLY WHOLLY OWNED BY THOMAS B. CROWLEY, JR., BEING OWNED BY THE CONTRIBUTING PERSONS AND ENTITIES. THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS. SEE “THE TENDER OFFER—SECTION 13. CERTAIN CONDITIONS TO THE OFFER.” THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”)) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER. HOWEVER, THE MAJORITY OF THE MINORITY CONDITION WILL NOT BE WAIVED BY THE PURCHASER.

There is no established public trading market for the Common Stock although price quotations are available in the “pink sheets” under the symbol “CWLM.” Since Crowley Maritime registered the Common Stock under the Securities Exchange Act of 1934 in April 2002, the “pink sheets” have reported only eight trades in the Common Stock for a total of approximately 2,100 shares. On March 16, 2007, the closing bid price per share of Common Stock as reported in the “pink sheets” was $2,400. As a consequence of the lack of trading, quotations for the Common Stock may not accurately reflect the price or prices at which purchasers or sellers currently would be willing to purchase or sell such shares. See “The Tender Offer—Section 6. Price Range of the Shares of Common Stock; Valuations Related to the Plans; Dividends.”

A summary of the principal terms of the Offer appears on pages i-v of this Offer to Purchase.

You should direct questions or requests for assistance or additional copies of this Offer to Purchase or the accompanying blue letter of transmittal to D.F. King & Co., Inc. (which is the Information Agent for the Offer) at its address and telephone number set forth on the back cover of this Offer to Purchase.

The date of this Offer to Purchase is March 19, 2007.

IMPORTANT STOCKHOLDER INFORMATION

If you are a holder of shares of Common Stock, and you wish to tender your shares of Common Stock pursuant to the Offer, you should either (i) complete and sign the enclosed blue letter of transmittal (the “Letter of Transmittal”), or a photocopy thereof, in accordance with the instructions in the Letter of Transmittal, have your signature(s) thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a photocopy thereof) and any other required documents to Registrar and Transfer Company (the “Depositary”) and either deliver the certificates for your shares of Common Stock along with the Letter of Transmittal to the Depositary or tender your shares of Common Stock pursuant to the procedures for book-entry transfer set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock,” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or nominee to tender your shares of Common Stock.

If you desire to tender your shares of Common Stock, but the certificate evidencing your shares of Common Stock is not immediately available, or you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may be able to tender your shares of Common Stock by following the procedures for guaranteed delivery set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock.”

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to D.F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY TERM SHEET

Crowley Newco Corporation, a Delaware corporation (the “Purchaser” or “we”), is offering to purchase all the outstanding shares of common stock, par value $.01 per share (the “Common Stock”) other than those beneficially owned by the Purchaser, of Crowley Maritime Corporation, a Delaware corporation (“Crowley Maritime”), for $2,990 per share, in cash (the “Offer”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related blue letter of transmittal (the “letter of transmittal”). The following are some of the questions that you, as a stockholder of Crowley Maritime, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary may not answer all of your questions and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

Who is offering to buy my securities?

The Offer for all the outstanding shares of Common Stock is being made by the Purchaser, Crowley Newco Corporation. We are a newly formed Delaware entity created to effectuate the Offer and the Merger (as defined below) and have not conducted and will not conduct any business other than in connection with the Offer and the Merger. In connection with our organization, Thomas B. Crowley, Jr. purchased one share of our common stock, par value $.01 per share, and he is now the sole record owner of our capital stock. We have binding agreements, however, with certain directors of Crowley Maritime and certain persons and entities they control, and, separately, with the Crowley Maritime Corporation Retirement Stock Plan, the Crowley Maritime Corporation Stock Savings Plan and the Crowley Maritime Corporation Employee Stock Ownership Plan, requiring them to contribute all their shares of capital stock of Crowley Maritime to us in exchange for our capital stock at the same time we accept for payment the shares of Common Stock in the Offer. (We sometimes refer to the Crowley Maritime Corporation Retirement Stock Plan, the Crowley Maritime Corporation Stock Savings Plan and the Crowley Maritime Corporation Employee Stock Ownership Plan in this Offer to Purchase collectively, as the “Plans” and individually as a “Plan.”) As a result of these binding agreements, we beneficially owned approximately 65.2% of the shares of Common Stock, 99.9% of the shares of Series A Junior Convertible Preferred Stock, par value $100 per share, of Crowley Maritime (the “Series A Preferred”) and 100% of the shares of non-voting Class N Common Shares, par value $.01 share, of Crowley Maritime (the “Class N”) outstanding as of the date of this document. See “Introduction.”

Why is the Purchaser making the Offer?

We are making the Offer in part to settle a pending lawsuit, Franklin Balance Sheet Investment Fund v. Crowley (“Franklin”). Franklin is a purported class action and a derivative complaint that was filed on November 30, 2004, in the Court of Chancery in the State of Delaware (“Delaware Chancery Court”) against Crowley Maritime and certain members of its board of directors (the “Board of Directors”) alleging breaches of the fiduciary duties owed by the director defendants to Crowley Maritime and its stockholders. The plaintiffs seek damages and other relief.

The plaintiffs in that case have agreed to dismiss the lawsuit if they and the other holders of Common Stock (other than the Continuing Stockholders (as defined below)) have the opportunity, through a tender offer, to sell their Common Stock for $2,990 per share in cash. We are also making this Offer as a part of our goal of acquiring the entire equity interest in Crowley Maritime not beneficially owned by us.

Our offer to buy your shares of Common Stock is the first step in both a plan to settle Franklin and to take Crowley Maritime private. As soon as practicable following the consummation of the Offer, we intend to merge with and into Crowley Maritime (the “Merger”). Crowley Maritime will be the surviving entity in the Merger. After the Merger, Crowley Maritime will be owned of record and/or beneficially exclusively by the persons or entities who have committed to contribute their capital stock of Crowley Maritime to us in exchange for our capital stock (the “Continuing Stockholders”). The Continuing Stockholders consist of Thomas B. Crowley, Jr., Molly M. Crowley, Christine S. Crowley, Crowley Asset Management L.P., The Non-Exempt Trust FBO Adrienne Crowley, The Thomas B. Crowley Jr. Separate Property Trust, The Annual Exclusion Trust FBO Adrienne Crowley, The Crowley Family Generation-Skipping Trust U/T/A Dated 12/04/91, and The Marital Trust Under The Thomas B. Crowley Trust (collectively, the “Crowley Group”) and the Plans. See “Special Factors—Purpose and Structure of the Offer and the Merger; Purchaser’s Reasons for the Offer and the Merger.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all outstanding Common Stock, other than the shares of Common Stock we beneficially own as a result of our agreements with the Crowley Group and the Plans. See “Introduction.”

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How much are you offering to pay and what is the form of payment?

We are offering to pay $2,990 per share of Common Stock (the “Offer Price”), net to you in cash and without interest. This is the amount that we negotiated with the Franklin plaintiffs in connection with the settlement. See “Introduction” and “Special Factors—Background of the Offer.”

Will I have to pay any fees or commissions?

If you are the record owner of your shares of Common Stock and you tender your shares of Common Stock to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares of Common Stock through a broker or other nominee, and your broker or nominee tenders your shares of Common Stock on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” and “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock.”

How will U.S. taxpayers be taxed for U.S. federal income tax purposes?

For U.S. federal income tax purposes, Crowley Maritime will report the purchase of your shares of Common Stock as a redemption by Crowley Maritime of such Common Stock. If you are a U.S. taxpayer, your receipt of cash for shares of Common Stock in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If, after the Offer and the Merger, you own (directly or pursuant to “attribution rules” set forth in the Internal Revenue Code of 1986, as amended) no shares of Common Stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the cash you receive pursuant to the Offer or the Merger and (2) your adjusted tax basis in the shares of Common Stock you surrender pursuant to the Offer or the Merger. That gain or loss generally will be a capital gain or loss if the shares of Common Stock are a capital asset in your hands, and will be long-term capital gain or loss if you have held the shares of Common Stock for more than one year at the time the Offer or the Merger, as the case may be, is completed. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Offer. See “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences.”

What are the most important conditions to the Offer?

Because one of the purposes of the Offer is to settle Franklin, one of the most important conditions is that the Delaware Chancery Court approve the settlement of Franklin and dismiss the lawsuit and that the time for appeal of the Court’s approval has expired. Other important conditions include there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of shares of Common Stock that constitute (A) a majority of the shares of Common Stock outstanding on the expiration date of the Offer that are beneficially owned by the “Unaffiliated Stockholders” (the “Majority of the Minority Condition”) and, (B) together with shares of Common Stock beneficially owned by the Purchaser, at least 95% of the total number of shares of Common Stock outstanding on the expiration date of the Offer (the “Minimum Condition”). For purposes of the Majority of the Minority Condition, the “Unaffiliated Stockholders” consist of all Crowley Maritime stockholders other than the Purchaser, the directors and officers of Crowley Maritime and persons and entities they control, and the Plans. The Majority of the Minority Condition will not be waived by the Purchaser. We must also own at least 95% of the shares of Series A Preferred and 95% of the shares of Class N outstanding on the expiration date of the Offer. As a result of binding agreements, we beneficially owned approximately 65.2% of the shares of Common Stock (58,562 shares), 99.9% of the shares of Series A Preferred (314,794 shares) and 100% of the shares of Class N (46,138 shares) outstanding as of the date of this document. The Offer is also subject to other important terms and conditions. See “The Tender Offer—Section 13. Certain Conditions to the Offer.” However, the Offer is not conditioned upon financing.

The minimum number of shares of Common Stock required to be tendered in order to satisfy the Majority of the Minority Condition is approximately 13,805 shares as of the date of this document. The minimum number of shares of Common Stock required to be tendered in order to satisfy the Minimum Condition is approximately 26,797 shares as of the date of this document. See “Special Factors—Background of the Offer.”

We do not believe that we need to obtain any antitrust, regulatory or other material governmental approvals, consents or clearances in order to complete the Offer. See “The Tender Offer—Section 14. Certain Legal Matters.”

Do you have the financial resources to make payment?

The funds needed to purchase the shares of Common Stock that are tendered pursuant to the Offer, as well as to pay the fees and expenses related to the Offer, are expected to be provided from Crowley Maritime’s available cash and cash equivalents and from a Crowley Maritime revolving credit facility. See “The Tender Offer—Section 9. Source and Amount of Funds.”

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Do you have any agreements with any Crowley Maritime stockholders regarding the Offer?

We have a Contribution Agreement dated as of March 16, 2007 with each owner of record in the Crowley Group (the “Crowley Contribution Agreement”) that provides that, subject to the satisfaction of the conditions of the Offer or the waiver of those conditions, at the time as we accept for payment the shares of Common Stock validly tendered and not withdrawn, the members of the Crowley Group will contribute all of the shares of Common Stock (43,992 shares), Series A Preferred (314,794 shares) and Class N (46,138 shares) that they own in exchange for our voting and non-voting common stock. Tender of shares of Common Stock pursuant to the Offer by members of the Crowley Group is precluded under the terms of the Crowley Contribution Agreement.

We also have a Contribution Agreement dated as of March 16, 2007 with the Plans (the “Plan Contribution Agreement”) that provides that, subject to the satisfaction of the conditions of the Offer or the waiver of those conditions, at the time as we accept for payment the shares of Common Stock validly tendered and not withdrawn, the Plans will contribute all of the shares of Common Stock (currently 14,570 shares, but subject to increase and decrease) that they then hold in exchange for our voting common stock. Tender of shares of Common Stock by the Plans pursuant to the Offer is precluded under the terms of the Plan Contribution Agreement, but distributions of shares of Common Stock to participants and repurchases of those shares by Crowley Maritime in accordance with the terms of the respective Plans may occur during the Offer.

In addition, as part of the settlement, the Franklin plaintiffs have agreed to tender all of the shares they own or control and will not oppose the Offer or Merger, withdraw shares tendered, transfer or dispose of such shares or exercise appraisal rights in the Merger.

See “Special Factors—Transactions and Arrangements Concerning the Common Stock.”

What does Crowley Maritime’s Board of Directors think of the Offer?

We have not asked the Board of Directors to approve the Offer. Under applicable law, no approval by the Board of Directors is necessary for us to commence or complete the Offer or, if we acquire at least 90% or more of each class of stock of Crowley Maritime outstanding, to merge with and into Crowley Maritime. The Board of Directors has appointed a special committee of independent directors (the “Special Committee”) that has been authorized and directed to review, evaluate and recommend to the Board of Directors what action should be taken with respect to the Offer, including advising as to what position the Board of Directors should take to satisfy Crowley Maritime’s obligations under Rule 14d-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Special Committee was also authorized and directed to prepare any filings required to be made by Crowley Maritime with the Securities and Exchange Commission (the “SEC”) in connection with the Offer.

On March 14, 2007, the Special Committee met to discuss the Offer and the Merger, and to review the analyses and opinion of its advisor, JMP Securities LLC (“JMP”). After discussing the Offer at length and considering certain matters as described in detail in the Schedule 14D-9 (as defined below), the Special Committee concluded that the Offer Price was fair to the Unaffiliated Stockholders. The Special Committee, by unanimous vote, then (i) determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (ii) recommended to the Board of Directors that it recommend that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. Following the meeting of the Special Committee at which the foregoing action was taken, a majority of the Board of Directors of Crowley Maritime, based upon the recommendation of the Special Committee, (a) determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (b) recommended that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. As required by U.S. securities laws, Crowley Maritime has filed with the SEC and is distributing with this Offer to Purchase a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) as to its position on the Offer. Please refer to the Schedule 14D-9 for further information regarding the position of Crowley Maritime and other important information.

Will the Offer be followed by a merger if not all the publicly traded shares of Common Stock are tendered in the Offer?

Following the completion of the Offer and assuming that we then beneficially own at least 95% of the outstanding shares of Common Stock, Series A Preferred and Class N, we intend to cause the Merger to occur between the Purchaser and Crowley Maritime. If the Merger takes place, all of the remaining stockholders of Crowley Maritime will receive $2,990 per share of Common Stock and $249.16 per share of Series A Preferred (plus all unpaid cumulative dividends thereon to the date of the Merger), in cash, except for any stockholders who exercise their appraisal rights. See “Special Factors—The Merger; Plans for Crowley Maritime after the Offer and the Merger; Certain Effects of the Offer.”

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Following the Offer, will quotations for the Common Stock in the “pink sheets” be available and will Crowley Maritime continue to file periodic reports with the SEC?

No. When the Merger described above takes place, Crowley Maritime will be privately owned and the registration of the stock of Crowley Maritime under the Exchange Act will be terminated. Even in the unlikely event that we purchase all the tendered shares of Common Stock, but are prevented from consummating the Merger by a court or other legal requirement, there may be so few remaining shares of Common Stock held by stockholders other than the Continuing Stockholders that no price quotations for shares of Common Stock will be available in the “pink sheets.” In that case, if Crowley Maritime then has fewer than 300 holders of record of its Common Stock, Crowley Maritime would be able to cease making filings with the SEC or otherwise cease being required to comply with SEC rules governing publicly held companies. See “The Tender Offer—Section 11. Certain Effects of the Offer on the Market for the Shares of Common Stock.”

Is the financial condition of the Purchaser relevant to my decision to tender in the Offer?

We do not believe that the financial condition of the Purchaser is relevant to your decision to tender in the Offer since you will receive cash and if you tender in the Offer and receive payment in full for your shares of Common Stock, you will have no continuing equity interest in Crowley Maritime. Also, the Purchaser has been formed solely to effectuate the acquisition of the stock of Crowley Maritime and there is no relevant historical financial information available with respect to the Purchaser.

If I decide not to tender, how will the Offer affect my shares of Common Stock?

When the Merger takes place, holders of Common Stock who did not tender their shares in the Offer will receive the same amount of cash per share of Common Stock that they would have received had they tendered their shares of Common Stock in the Offer, unless they seek a judicial appraisal of their shares of Common Stock, which may result in a greater or lesser amount or the same amount of cash being paid. Therefore, if the Merger takes place, the only differences to you between tendering your shares of Common Stock and not tendering your shares of Common Stock is that you will be paid earlier if you tender your shares of Common Stock in the Offer and you will not have the statutory appraisal rights described under the next question. See “Special Factors—Appraisal Rights.”

Will I have the right to have my shares of Common Stock appraised?

If you tender your shares of Common Stock in the Offer, you will not be entitled to exercise statutory appraisal rights under the Delaware General Corporation Law. If you do not tender your shares of Common Stock in the Offer, and if the subsequent Merger of the Purchaser with and into Crowley Maritime occurs, you will have a statutory right to demand payment of the judicially appraised fair value of your shares of Common Stock plus a fair rate of interest, if any, from the date of the Merger. This value may be more or less than or the same as the $2,990 cash per share of Common Stock payable in the Offer and the Merger. See “Special Factors—Appraisal Rights.”

How much could I sell my Common Stock for before the announcement of the Offer?

There is no established public trading market for the Common Stock, although price quotations are available in the “pink sheets” under the symbol “CWLM.” Since Crowley Maritime registered the Common Stock under the Exchange Act in April 2002, the “pink sheets” have reported only eight trades in the Common Stock for a total of approximately 2,100 shares. On March 16, 2007, the closing bid price per share of Common Stock as reported in the “pink sheets” was $2,400. As a consequence of the lack of trading, quotations for the Common Stock may not accurately reflect the price or prices at which purchasers or sellers currently would be willing to purchase or sell shares. See “The Tender Offer—Section 6. Price Range of Shares of Common Stock; Valuations Related to the Plans; Dividends.”

How long do I have to decide whether to tender in the Offer?

You will have at least until 5:00 p.m., New York City Time, on Friday, April 20, 2007, to decide whether to tender your shares of Common Stock in the Offer, unless the Offer is extended. However, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock.”

Can the Offer be extended?

We can elect at any time to extend the Offer. If we extend the Offer, we will inform Registrar and Transfer Company (the “Depositary”) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City Time, on the next business day after the day on which the Offer was scheduled to expire. See “The Tender Offer—Section 1. Terms of the Offer; Expiration Date.” Extension of the Offer is likely to be required in order to allow for Delaware Chancery Court approval of the Franklin settlement and dismissal of the case, and for the time for appeal to have expired.

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How do I tender my shares of Common Stock?

To tender your shares of Common Stock, you must deliver the certificates evidencing your shares of Common Stock, together with the Letter of Transmittal, to the Depositary, not later than the time the Offer expires. If your shares of Common Stock are held in street name (that is, through a broker, dealer or other nominee), your shares of Common Stock can be tendered by your nominee through The Depository Trust Company. If you cannot get all required documents to the Depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program guarantee that the missing items will be received by the Depositary within three New York Stock Exchange trading days. However, the Depositary must receive the missing items within that three trading day period. See “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock.”

Until what time can I withdraw previously tendered shares of Common Stock?

You can withdraw previously tendered shares of Common Stock at any time until the Offer has expired and, if we have not agreed to accept your shares of Common Stock for purchase by May 18, 2007, you can withdraw them at any time after that date until we do accept your shares of Common Stock for purchase. This right to withdraw will not apply to any subsequent offering period if we elect to establish one. See “The Tender Offer—Section 1. Terms of the Offer; Expiration Date” and “The Tender Offer—Section 4. Withdrawal Rights.”

How do I withdraw previously tendered shares of Common Stock?

To withdraw shares of Common Stock that you have tendered you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares of Common Stock. See “The Tender Offer—Section 4. Withdrawal Rights.”

What do I need to do now?

You should read this Offer to Purchase carefully, including the appendices and exhibits accompanying it, and consider how the Offer affects you. You should also review carefully the Schedule 14D-9 that accompanies it. Then, if you decide to tender your shares of Common Stock, you must deliver or arrange to have your broker or other nominee deliver the certificates evidencing your shares of Common Stock, together with the properly completed Letter of Transmittal and any other required documents, to the Depositary. See “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock.”

Who can I speak with if I have questions about how to tender shares of Common Stock in the Offer?

Our Information Agent can help answer your questions. The Information Agent is D.F. King & Co., Inc. Its contact information appears on the back page of this document.

In addition, Registrar and Transfer Company is acting as the Depositary for our Offer.

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TO THE HOLDERS OF STOCK OF CROWLEY MARITIME CORPORATION:

INTRODUCTION

Crowley Newco Corporation, a Delaware corporation (the “Purchaser”), hereby offers to purchase all the outstanding shares of Common Stock, par value $.01 per share (the “Common Stock”), of Crowley Maritime Corporation, a Delaware corporation (“Crowley Maritime”), not beneficially owned by it, at $2,990 per share (the “Offer Price”), net to the seller, in cash (the “Offer”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related blue letter of transmittal (the “Letter of Transmittal”). As of the date hereof, there were 89,851 shares of Common Stock outstanding.

The Purchaser is a newly-formed Delaware entity created to effectuate the Offer and the Merger (as defined below) and has not conducted and will not conduct any business other than in connection with the Offer and the Merger. In connection with the organization of the Purchaser, Thomas B. Crowley, Jr. purchased one share of the Purchaser’s voting common stock, par value $.01 per share, and he is now the sole record owner of the Purchaser’s capital stock. The Purchaser has binding agreements, however, with certain directors of Crowley Maritime and certain persons and entities they control, and, separately, with the Crowley Maritime Corporation Retirement Stock Plan, the Crowley Maritime Corporation Stock Savings Plan and the Crowley Maritime Corporation Employee Stock Ownership Plan (collectively, the “Plans”), requiring them to contribute all their shares of capital stock of Crowley Maritime to the Purchaser in exchange for capital stock in the Purchaser at the same time the Purchaser accepts for payment shares of Common Stock in the Offer. As a result of these binding agreements, the Purchaser beneficially owned approximately 65.2% of the shares of Common Stock, 99.9% of the shares of the Series A Junior Convertible Preferred Stock, par value $100 per share, of Crowley Maritime (the “Series A Preferred”) and 100% of the shares of non-voting Class N Common Shares, par value $.01 per share, of Crowley Maritime (the “Class N”) outstanding as of the date of this document.

The Purchaser is making the Offer in part to settle a pending lawsuit, Franklin Balance Sheet Investment Fund v. Crowley (“Franklin”). Franklin is a purported class action and a derivative complaint that was filed on November 30, 2004, in the Court of Chancery in the State of Delaware (the “Delaware Chancery Court”) against Crowley Maritime and certain members of its board of directors (the “Board of Directors”) alleging breaches of the fiduciary duties owed by the director defendants to Crowley Maritime and its stockholders. The plaintiffs seek damages and other relief.

The plaintiffs in that case have agreed to dismiss the lawsuit if they and the other holders of Common Stock (other than the Continuing Stockholders (as defined below)) have the opportunity, through a tender offer, to sell their Common Stock for $2,990 per share in cash. The Purchaser is also making this Offer as a part of its goal of acquiring the entire equity interest in Crowley Maritime not beneficially owned by the Purchaser. The Offer to buy your shares of Common Stock is therefore the first step in both a plan to settle Franklin and to take Crowley Maritime private.

If the Offer is consummated, the Purchaser intends to cause itself to merge with and into Crowley Maritime through a “short-form” merger (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) without a vote of the stockholders of Crowley Maritime. Pursuant to the Merger, each issued and outstanding share of capital stock of Crowley Maritime (other than shares held by the Purchaser and shares held by stockholders who have properly exercised appraisal rights under the DGCL) will be converted into and represent the right to receive, in the case of Common Stock, cash in the amount of $2,990 per share and in the case of Series A Preferred, cash in the amount of $249.16 per share (plus all unpaid cumulative dividends thereon to the date of the Merger). Crowley Maritime will be the surviving entity in the Merger. After the Merger, Crowley Maritime will be owned of record and/or beneficially exclusively by the persons who have committed to contribute their capital stock of Crowley Maritime to the Purchaser in exchange for capital stock in the Purchaser (the “Continuing Stockholders”).

Tendering stockholders who are the record owners of their shares of Common Stock will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of shares of Common Stock by the Purchaser pursuant to the Offer. Tendering stockholders who hold their shares of Common Stock through a broker or other nominee should consult that institution to determine whether it charges any fees.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THE DELAWARE CHANCERY COURT APPROVING THE SETTLEMENT OF FRANKLIN, DISMISSING THE LAWSUIT AND THE TIME FOR APPEAL OF THE COURT’S APPROVAL HAVING EXPIRED AND (2) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK THAT CONSTITUTE (A) A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON THE EXPIRATION DATE OF THE OFFER THAT ARE BENEFICIALLY OWNED BY THE “UNAFFILIATED STOCKHOLDERS” (THE “MAJORITY OF THE MINORITY CONDITION”) AND, (B) TOGETHER WITH SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THE PURCHASER, AT LEAST NINETY-FIVE PERCENT (95%) OF THE TOTAL NUMBER OF SHARES OF COMMON STOCK OUTSTANDING ON THE EXPIRATION DATE (THE “MINIMUM CONDITION”). FOR PURPOSES OF THE MAJORITY OF THE MINORITY CONDITION, THE “UNAFFILIATED STOCKHOLDERS” CONSIST OF ALL CROWLEY MARITIME STOCKHOLDERS OTHER THAN THE PURCHASER, THE DIRECTORS AND OFFICERS OF CROWLEY MARITIME AND PERSONS AND ENTITIES THEY CONTROL, AND THE CROWLEY MARITIME CORPORATION RETIREMENT STOCK PLAN, THE CROWLEY MARITIME CORPORATION STOCK SAVINGS PLAN AND THE CROWLEY MARITIME CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN. THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS. SEE “THE TENDER OFFER—SECTION 13. CERTAIN CONDITIONS TO THE OFFER.” THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”)) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER. HOWEVER, THE MAJORITY OF THE MINORITY CONDITION WILL NOT BE WAIVED BY THE PURCHASER.

The Board of Directors has not been asked by the Purchaser to approve the Offer. Under applicable law, no approval by the Board of Directors is necessary for the Purchaser to commence or complete the Offer or, if the Purchaser acquires 90% or more of each class of stock of Crowley Maritime outstanding, to complete the Merger. The Board of Directors has appointed a special committee of independent directors (the “Special Committee”) that has been authorized and directed to review, evaluate and recommend to the Board of Directors what action should be taken with respect to the Offer, including advising as to what position the Board of Directors should take to satisfy Crowley Maritime’s obligations under Rule 14d-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Special Committee was also authorized and directed to prepare any filings required to be made by Crowley Maritime with the SEC in connection with the Offer. On March 14, 2007, the Special Committee met to discuss the Offer and the Merger, and to review the analyses and opinion of its advisor, JMP Securities LLC (“JMP”). After discussing the Offer at length and considering certain matters as described in detail in the Schedule 14D-9 (as defined below), the Special Committee concluded that the Offer Price was fair to the Unaffiliated Stockholders. The Special Committee, by unanimous vote, then (i) determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (ii) recommended to the Board of Directors that it recommend that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. Following the meeting of the Special Committee at which the foregoing action was taken, a majority of the Board of Directors of Crowley Maritime, based upon the recommendation of the Special Committee, (a) determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (b) recommended that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto.

As required by U.S. securities laws, Crowley Maritime has filed with the SEC and is distributing with this Offer to Purchase a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”). The Schedule 14D-9 contains information concerning the position of the Special Committee, the Board of Directors and Crowley Maritime as to the Offer. The Purchaser recommends that stockholders of Crowley Maritime review it carefully.

It is expected that the shares of Common Stock beneficially owned by Philip E. Bowles, one of Crowley Maritime’s directors, will be tendered in the Offer, as well as 278 shares of Common Stock held of record by the Crowley Foundation, but controlled by Thomas B. Crowley, Jr. Other than Thomas B. Crowley, Jr., Molly M. Crowley, Christine S. Crowley, the Purchaser, Philip E. Bowles and the Crowley Foundation, no other executive officer, director or affiliate of Crowley Maritime beneficially owns any shares of Common Stock (other than as a participant in one or more of the Plans), and thus will not tender any shares of Common Stock pursuant to the Offer.

For a discussion of other actions the Purchaser may take if the Offer is not completed, see “Special Factors—Conduct of Crowley Maritime’s Business if the Offer is Not Completed.”

STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE SCHEDULE 14D-9 CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

SPECIAL FACTORS

Background of the Offer

Set out below is a summary of certain events related to the Offer.

Franklin Balance Sheet Investment Fund v. Crowley is a purported class action and a derivative complaint that was filed on November 30, 2004, in the Delaware Chancery Court against certain directors of Crowley Maritime alleging breaches of the fiduciary duties owed by the director defendants to Crowley Maritime and its stockholders. Among other things, the complaint alleges that the defendants improperly caused Crowley Maritime to purchase certain split-dollar life insurance policies to advance a corporate policy of entrenching Thomas B. Crowley, Jr., the Chairman of the Board, President and Chief Executive Officer of Crowley Maritime, and certain members of his family. The plaintiffs seek damages and other relief. On February 25, 2005, the defendants filed a motion to dismiss the complaint. The motion was briefed and heard on September 30, 2005. Before ruling on the motion to dismiss, the Delaware Chancery Court, on January 19, 2006, ordered that motion stayed pending resolution of two motions filed on December 27, 2005: one motion to amend filed by the plaintiffs, and a second motion to intervene filed by a purported stockholder. These motions were briefed and a hearing on the plaintiffs’ motion to amend was held on June 9, 2006. The Delaware Chancery Court granted these motions and ordered the plaintiffs to promptly file their amended complaint. Plaintiffs filed their amended complaint on October 24, 2006. On November 7, 2006, Crowley Maritime moved to dismiss the amended complaint in its entirety.

During December 2006, counsel for the defendants and counsel for the plaintiffs in Franklin, acting at the direction of their clients, held discussions concerning possible settlement of this action by providing plaintiffs an opportunity to sell their shares for cash to liquidate their positions in Crowley Maritime. Plaintiffs agreed to consider a tender offer for their shares, but insisted that the purchase price substantially exceed the bid price for the Common Stock (which at the time was approximately $1,800 per share). Following further negotiations, plaintiffs indicated through their counsel that they would favorably consider an offer of $2,990 per share in cash for their Common Stock in the context of a tender offer made at the direction of Thomas B. Crowley, Jr. for all outstanding shares of Common Stock other than those shares beneficially owned by the Continuing Stockholders.

On January 16, 2007, the Board of Directors formed the Special Committee consisting of Gary L. Depolo, Earl T. Kivett and Leland S. Prussia, each of whom is neither employed by Crowley Maritime nor affiliated with the Purchaser. The Board of Directors authorized and directed the Special Committee to review, evaluate and recommend to the Board of Directors what action should be taken with respect any tender offer extended to Crowley Maritime stockholders pursuant to a settlement of Franklin, including recommending to the Board of Directors the position the Board of Directors should take in response to any such tender offer. The Special Committee was also authorized and empowered to retain such advisors it deemed necessary or appropriate to discharge its responsibilities and prepare, or cause to be prepared, any SEC filings required to be made by Crowley Maritime in connection with any such tender offer.

In the weeks following this Board of Directors meeting, counsel for the defendants and counsel for the plaintiffs in Franklin, acting at the direction of their clients, negotiated a Stipulation and Agreement of Compromise, Settlement and Release (the “Stipulation”), which provides, among other things, for the Offer and dismissal of the Franklin complaint, subject to completion of the Offer and approval by the Delaware Chancery Court.

In addition, counsel for the Purchaser negotiated an agreement (the “Plan Contribution Agreement”) with the independent fiduciary for the Plans, which provides for the contribution to the Purchaser of the shares of Common Stock held by the Plans. In connection with the negotiations with respect to the Plan Contribution Agreement, the independent fiduciary sought and obtained amendments to the then-existing Plan documents as a condition to the Plans entering into the Plan Contribution Agreement. An agreement (the “Crowley Contribution Agreement”) was also prepared pursuant to which Thomas B. Crowley, Jr., Molly M. Crowley and Christine S. Crowley (collectively, the “Crowleys”) and the other entities in the Crowley Group (as defined below), would contribute to the Purchaser the shares of capital stock of Crowley Maritime beneficially owned by the Crowleys and the other entities in the Crowley Group. (The Plan Contribution Agreement and the Crowley Contribution Agreement are sometimes referred to herein collectively as the “Contribution Agreements.”) For a more detailed description of the Contribution Agreements and the amendments to the Plan documents, see “Special Factors—Transactions and Arrangements Concerning the Common Stock.” The Contribution Agreements and the amendments to the Plan documents were executed on Friday, March 16, 2007, three days before commencement of the Offer.

On February 27, 2007, the Board of Directors of Crowley Maritime held a regularly scheduled meeting during which the directors received updates on the settlement discussions regarding the Franklin lawsuit, the discussions among representatives of the Purchaser, Crowley Maritime and the independent fiduciary for the Plans, and the work completed to date with respect the Offer, including the possible structure and terms of the Offer. During this meeting, the Chairman of the Special Committee reported to the Board of Directors its decision to engage an independent financial advisor to assist in its review of the Offer.

On March 14, 2007, the Board of Directors held a special meeting to consider the proposed settlement of Franklin and the Offer, and to take certain related actions. Counsel for the Purchaser outlined for the Board of Directors the terms of the Offer. The Special Committee reported to the Board of Directors its determination and recommendation, i.e., that it had determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (ii) recommended to the Board of Directors that it recommend that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. Following the meeting of the Special Committee at which the foregoing action was taken, a majority of the Board of Directors of Crowley Maritime, based on the recommendation of the Special Committee, (a) determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (b) recommended that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. At the meeting, the Board of Directors also approved the terms of the Franklin settlement and the final form of the Stipulation.

The Stipulation was executed as of Monday, March 19, 2007. While the Offer is proceeding, the Stipulation will be provided to the Delaware Chancery Court for approval of the form of notice to be sent to the putative class and the Crowley Maritime stockholders informing them of the principal terms of the proposed settlement, the hearing to be held by the Delaware Chancery Court to determine whether to approve the settlement, and the stockholders’ right to appear at that hearing. If the Delaware Chancery Court approves the settlement, the parties will ask the Delaware Chancery Court at the settlement hearing to enter an Order and Final Judgment dismissing the action with prejudice on the merits in accordance with the terms of the Stipulation.

The Stipulation has been incorporated by reference into the exhibits to the Tender Offer Statement on Schedule TO that the Crowleys and the Purchaser filed with the SEC and can be inspected at, and copies may be obtained from, the same places and in the same manner set forth in “The Tender Offer—Section 7. Certain Information Concerning Crowley Maritime.”

Purpose and Structure of the Offer and the Merger; Purchaser’s Reasons for the Offer and the Merger

The Purchaser is making the Offer in part to settle Franklin. The plaintiffs in that case have agreed to dismiss the lawsuit if they and the other holders of Common Stock (other than the Continuing Stockholders) have the opportunity, through a tender offer, to sell their Common Stock for $2,990 per share in cash. The Purchaser is also making this Offer as a part of its goal of acquiring the entire equity interest in Crowley Maritime not beneficially owned by the Purchaser. The Offer to buy your shares of Common Stock is therefore the first step in both the Purchaser’s plans to settle Franklin and to take Crowley Maritime private. The Crowleys believe that the costs incurred by Crowley Maritime to defend Franklin and to maintain itself as a public reporting company are not justified. The Crowleys believe these resources can be deployed more effectively in the business operations of Crowley Maritime as a private company. Specifically, as a private company, Crowley Maritime will not incur the continuing significant audit, legal and personnel costs and fees in order to maintain itself as a public reporting company or be exposed to greater legal risks, including securities law compliance burdens, that being a public reporting company involves. Furthermore, Crowley Maritime’s management would no longer be required to continue to devote the significant time currently required to comply with public reporting obligations.

The acquisition of shares of Common Stock not owned by the Purchaser has been structured as a cash tender offer followed by a cash “short form” merger in order to provide the plaintiffs and the other public stockholders with cash for all of their shares of Common Stock as promptly and efficiently as practicable. The Offer also is intended to enable the Purchaser to acquire beneficial ownership of at least 95% of the shares of each class of capital stock of Crowley Maritime outstanding (after giving effect to the successful completion of the Offer by the Purchaser and the contributions of Crowley Maritime capital stock to the Purchaser by the Continuing Stockholders in exchange for voting and non-voting common stock of the Purchaser pursuant to the Contribution Agreements).

Once the Purchaser owns at least 95% of the total number of shares of each class of capital stock of Crowley Maritime outstanding, the Purchaser intends to effect a “short form” merger of the Purchaser with and into Crowley Maritime as soon as practicable after completion of the Offer, unless it is prevented from doing so by a court or other legal requirement. By attaining an ownership level of at least 90% of the total number of shares of each class of Crowley Maritime outstanding, the Purchaser would be able to effect the Merger without a vote of, or prior notice to, Crowley Maritime’s stockholders or Board of Directors. Pursuant to the Merger, each then outstanding share of Common Stock (other than shares of Common Stock owned by the Purchaser or any stockholder of Crowley Maritime who is entitled to and who properly exercises appraisal rights under Delaware law) would be converted into the right to receive $2,990 in cash and each then outstanding share of Series A Preferred Stock would be converted into the right to receive $249.16 in cash (plus all unpaid cumulative dividends thereon to the date of the Merger). Upon the consummation of the Merger, Crowley Maritime, which would be the surviving entity, would become a private company owned of record and/or beneficially solely by the Continuing Stockholders.

The Continuing Stockholders consist of the Crowleys, Crowley Asset Management L.P., The Non-Exempt Trust FBO Adrienne Crowley, The Thomas B. Crowley Jr. Separate Property Trust, The Annual Exclusion Trust FBO Adrienne Crowley, The Crowley Family Generation-Skipping Trust U/T/A Dated 12/04/91, and The Marital Trust Under The Thomas B. Crowley Trust (collectively, the “Crowley Group”) and the Plans. Giving effect to the shares of capital stock of Crowley Maritime that each of the Continuing Stockholders is required to contribute to the Purchaser pursuant to the Contribution Agreements, the Purchaser beneficially owned approximately 65.2% of the shares of Common Stock (58,562 shares), 99.9% of the shares of Series A Preferred (314,794 shares) and 100% of the shares of Class N (46,138 shares) outstanding as of the date of this document. For a more detailed description of the Contribution Agreements, see “Special Factors—Transactions and Arrangements Concerning the Common Stock.”

Position of the Crowleys and the Purchaser Regarding Fairness of the Offer and the Merger

The rules of the SEC require the Purchaser and the Crowleys to express their beliefs as to the fairness of the Offer and the Merger to the Unaffiliated Stockholders. The Purchaser and the Crowleys believe that the Offer and the Merger are both financially and procedurally fair under the circumstances to the Unaffiliated Stockholders. The Purchaser and the Crowleys base their beliefs on the following factors and circumstances, each of which, in their judgment, support their views as to such fairness of the Offer and the Merger:

(i)   The Offer Price was negotiated at arm’s length with the Franklin plaintiffs and, in the Stipulation, the Franklin plaintiffs have agreed to tender in the Offer and not withdraw all of the shares they own or control.

(ii)   The Offer Price represents a substantial premium compared to the range of daily closing bid prices per share of Common Stock reported in the “pink sheets.” Crowley Maritime’s last closing trading price was $1,805 per share as of May 17, 2006. When the $2,990 price was negotiated with the Franklin plaintiffs, the bid price was approximately $1,800 per share.

(iii)   On at least an annual basis, the administrative committee appointed by Crowley Maritime to administer the Plans (the “Administrative Committee”) has obtained a valuation of the Common Stock from an independent financial advisor upon which it has based its determination of the fair market value of the Common Stock to use in the operation and administration of each Plan, as described more fully below in “The Tender Offer—Section 6. Price Range of Common Stock; Valuations Related to the Plans; Dividends.” Based on such valuation, the Administrative Committee determined that the fair market value per share of Common Stock as of June 15, 2006, expressed on a nonmarketable, minority interest basis, was $1,913 and that the fair market value per share of Common Stock, as of December 31, 2005, expressed on a nonmarketable, minority interest basis, was $1,641, and, without the nonmarketable discount, was $2,525. No opinion was expressed, and the Administrative Committee was not required to and did not determine, a fair market value per share of Common Stock on a marketable minority interest basis at June 15, 2006. However, in the text of the valuation that expresses an opinion as to the per-share value on a nonmarketable minority interest basis, reference is made to a per-share value on a marketable minority basis as of that date of $2,943.

(iv)   The Common Stock has never paid any dividends and, at least so long as the Series A Preferred is outstanding, would not be expected to pay any dividends.

(v)   The Offer and the Merger will provide cash consideration to, and immediate liquidity for, the Unaffiliated Stockholders whose ability to sell their shares of Common Stock is adversely affected by the nearly complete lack of liquidity for the shares of Common Stock. Since Crowley Maritime registered the Common Stock under the Exchange Act in April 2002, the “pink sheets” have reported only eight trades in the Common Stock for a total of approximately 2,100 shares. In the last twelve months only one trade has been reported — for 356 shares on May 17, 2006.

(vi)   If the Offer is consummated, the Purchaser intends to effect the Merger as soon as practicable after completion of the Offer, unless it is prevented from doing so by a court or other legal requirement. Unaffiliated Stockholders who elected not to tender their shares of Common Stock in the Offer would receive in the Merger exactly the same type and amount of consideration as that received by stockholders who tender their shares of Common Stock in the Offer (other than stockholders who elect to exercise their appraisal rights under Section 262 of the DGCL).

(vii)   If the Merger is consummated as intended, Unaffiliated Stockholders who elected not to tender their shares of Common Stock in the Offer or accept the consideration payable in the Merger would be entitled, at their election and subject to compliance with various statutory procedures, to have the fair value of their shares of Common Stock determined by the Delaware Chancery Court and paid to them in cash pursuant to the appraisal rights set forth in Section 262 of the DGCL.

(viii)   Each Unaffiliated Stockholder will be able to decide voluntarily whether or not to tender its shares of Common Stock in the Offer. If a substantial number of Unaffiliated Stockholders fail to support the Offer by tendering their shares of Common Stock, the Offer will not be consummated. Specifically, the Majority of the Minority Condition will not be satisfied unless a majority of the shares of Common Stock outstanding as of the Expiration Date of the Offer that are beneficially owned by the Unaffiliated Stockholders are tendered in the Offer and not withdrawn. The Purchaser and the Crowleys believe that acceptance of the Offer by the holders of such a large proportion of the shares of Common Stock would provide meaningful procedural protection to all such stockholders. The Majority of the Minority Condition will not be waived by the Purchaser.

(ix)   The Crowleys have no interest in selling the shares of stock of Crowley Maritime that they hold and, for this reason, they presently intend to reject in the future acquisition proposals made by third parties. As a result, the Unaffiliated Stockholders should not expect to sell their shares of Common Stock in the foreseeable future in a transaction involving a sale of the stock of Crowley Maritime.

(x)   The Offer and the Merger would shift the risk of the future financial performance of Crowley Maritime from the Unaffiliated Stockholders, who do not have the power to control decisions made regarding Crowley Maritime’s business, entirely to the Crowleys, who will have the power to control Crowley Maritime’s business, and to the employees participating in the Plans, whose efforts can have an impact on Crowley Maritime’s results.

The Purchaser and Crowleys considered each of the foregoing factors (i-x) to support their determinations as to the financial and procedural fairness under the circumstances of the Offer and the Merger to the Unaffiliated Stockholders. Given the wide variety of factors the Purchaser and the Crowleys considered in connection with their evaluation of the Offer and the Merger, they did not believe it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors they considered in reaching their conclusion that the Offer and the Merger are fair to Unaffiliated Stockholders.

Neither the Purchaser nor the Crowleys made any purchases of stock of Crowley Maritime during the last two years and, therefore, did not compare the Offer Price to any recent prices paid by them for stock of Crowley Maritime. In addition, neither the Purchaser nor the Crowleys is aware of any firm offer made by a person or entity unaffiliated with Crowley Maritime during the last two years for (a) the merger or consolidation of Crowley Maritime with or into another company or another company with or into Crowley Maritime, (b) the sale or other transfer of all or any substantial part of the assets of Crowley Maritime, or (c) a purchase of Crowley Maritime’s securities that would enable the holder to exercise control of Crowley Maritime. Thus, no comparison of the Offer Price could be made to any other comparable offer.

Neither the Purchaser nor the Crowleys has received any report, opinion or appraisal from an outside party that is materially related to the Offer and the Merger that assigns a dollar value to the Common Stock, the Series A Preferred or the Class N. The Purchaser did, however, receive an opinion as to the relative valuation of the Class N to the Common Stock. See “Special Factors—Reports Related to the Offer and the Merger.” The Crowleys, by virtue of their relationship to Crowley Maritime, did have access to valuations prepared for the Administrative Committee for its use in the operation and administration of each Plan, as described more fully below in “The Tender Offer—Section 6. Price Range of Common Stock; Valuations Related to the Plans; Dividends.” However, these valuations were not prepared in connection with the Offer and the Merger, and do not purport to analyze the fairness of the consideration to be received by stockholders of Crowley Maritime in the Offer and the Merger.

As discussed above, the Offer Price was determined by negotiation at arm’s length with the Franklin plaintiffs. Accordingly, neither the Purchaser nor the Crowleys considered Crowley Maritime’s net book value, going concern value or liquidation value to be relevant or material to their beliefs regarding the financial and procedural fairness under the circumstances of the Offer and the Merger to the Unaffiliated Stockholders. Their beliefs in this regard are discussed in factors (i) through (x) above. Specifically, in their opinion none of Crowley Maritime’s book value per share of Common Stock, Crowley Maritime’s going concern value per share of Common Stock nor Crowley Maritime’s liquidation value per share of Common Stock accurately reflects the value of the shares of Common Stock held by the Unaffiliated Stockholders, which shares of Common Stock represent a minority interest that is nearly completely illiquid. Furthermore, given that the Crowleys are unwilling to sell their shares of stock of Crowley Maritime to a third party or liquidate Crowley Maritime, they and the Purchaser did not consider a possible sale to a third party as an alternative to the Offer and the Merger and do not view the net book value, going concern value and liquidation value of Crowley Maritime as relevant or material in determining the price to be offered for the shares of Common Stock held by Unaffiliated Stockholders in the context of the Offer. Accordingly, they also did not evaluate the prices potentially attainable in other transactions in which they would sell control of Crowley Maritime. The Crowleys and the Purchaser did not have access to any going concern valuation or established liquidation valuation for Crowley Maritime and, for the reasons expressed above, they did not consider performing a going concern or liquidation analysis of Crowley Maritime.

Neither the Purchaser nor the Crowleys has asked the Board of Directors to approve the Offer. Neither the Offer nor the Merger are conditioned on the approval of the Board of Directors or any committee of the Board of Directors. The Board of Directors has established a Special Committee of independent directors to consider and recommend to the full Board of Directors the actions it should take in connection with the Offer, including a recommendation with respect to the position, if any, that the full Board of Directors should take in connection with the solicitation/recommendation statement required to be filed on the Schedule 14D-9. After discussing the Offer at length and considering certain matters as described in detail in the Schedule 14D-9, the Special Committee concluded that the Offer Price was fair to the Unaffiliated Stockholders. The Special Committee, by unanimous vote, then (i) determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (ii) recommended to the Board of Directors that it recommend that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. Following the meeting of the Special Committee at which the foregoing action was taken, a majority of the Board of Directors of Crowley Maritime, based upon the recommendation of the Special Committee, (a) determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (b) recommended that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. See “Special Factors—Position of Crowley Maritime Regarding Fairness of the Offer and the Merger.” The Offer is conditioned upon, among other things, on neither the Board of Directors of Crowley Maritime nor its Special Committee determining to oppose the Offer and/or the Merger. See “ The Tender Offer—13. Certain Conditions to the Offer.”

The foregoing discussion of the information and factors considered and given weight by the Purchaser and the Crowleys is not intended to be exhaustive but is believed to include all material factors considered by the Purchaser and the Crowleys.

The Purchaser’s and the Crowleys’ views as to the fairness of the Offer and the Merger to Crowley Maritime stockholders as expressed herein should not be construed as a recommendation to any stockholder as to whether that stockholder should tender its shares of Common Stock in the Offer.

Position of Crowley Maritime Regarding Fairness of the Offer and the Merger

The rules of the SEC require Crowley Maritime to express its beliefs as to the fairness of the Offer and the Merger to the Unaffiliated Stockholders. On March 14, 2007, the Special Committee met to discuss the Offer and the Merger, and to review the analyses and opinion of its advisor, JMP. After discussing the Offer at length and considering certain matters, the Special Committee concluded that the Offer Price was fair to the Unaffiliated Stockholders. The Special Committee, by unanimous vote, then (i) determined that the Offer is fair to and in the best interests of the Unaffiliated Stockholders, and (ii) recommended to the Board of Directors that it recommend that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. Following the meeting of the Special Committee at which the foregoing action was taken, a majority of the Board of Directors of Crowley Maritime, based upon the recommendation of the Special Committee, (i) determined that the Offer is fair to and in the best interests of, the Unaffiliated Stockholders, and (ii) recommended that the Unaffiliated Stockholders accept the Offer and tender their shares of Common Stock pursuant thereto. Directors Thomas B. Crowley, Jr. and Molly Crowley abstained from voting on this determination and recommendation of the Board of Directors. Director Cameron W. Wolfe, Jr. was absent from the meeting at which this vote was taken.

Crowley Maritime has provided its statement of its beliefs as to the fairness of the Offer and the Merger to the Unaffiliated Stockholders in its Schedule 14D-9, dated the date hereof, which has been mailed to stockholders herewith. The Schedule 14D-9 also contains other important information, including a summary of the matters considered by the Special Committee and the Board of Directors in arriving at their conclusions, determinations and recommendations. The Purchaser recommends that holders of Common Stock review it carefully.

The Merger; Plans for Crowley Maritime After the Offer and the Merger; Certain Effects of the Offer

If the Offer is successfully completed, the Purchaser would then own at least 95% of the shares of Common Stock, Series A Preferred and Class N outstanding. The Purchaser intends thereafter to merge itself with and into Crowley Maritime through a “short-form” merger in accordance with the applicable provisions of the DGCL. The Merger is currently expected to occur as soon as practicable after consummation of the Offer. After the Merger, Crowley Maritime would be owned of record and/or beneficially by the Continuing Stockholders. Under the DGCL, if the Purchaser owns at least 90% of the shares of each class of the stock of Crowley Maritime outstanding, the Purchaser would have the power to consummate the Merger without a vote of or prior notice to Crowley Maritime’s stockholders or Board of Directors.

When the Merger takes place, Crowley Maritime will be privately owned and the registration of the stock of Crowley Maritime under the Exchange Act will be terminated. Even in the unlikely event that the Purchaser purchases all the tendered shares of Common Stock, but is prevented from consummating the Merger by a court or other legal requirement, there may be so few remaining shares of Common Stock held by stockholders other than Continuing Stockholders that no price quotations for shares of Common Stock will be available in the “pink sheets.” In that case, if Crowley Maritime then has fewer than 300 holders of record of its Common Stock, Crowley Maritime would still be able to cease making filings with the SEC or otherwise cease being required to comply with SEC rules governing publicly held companies. See “The Tender Offer—Section 11. Certain Effects of the Offer on the Market for the Shares of Common Stock.”

Except as otherwise described in this Offer to Purchase, neither the Crowleys nor the Purchaser has any current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Crowley Maritime or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Crowley Maritime or any of its subsidiaries; (iii) any material change in Crowley Maritime’s present dividend rate or policy, or indebtedness or capitalization of Crowley Maritime; (iv) any change in the Board of Directors or management of Crowley Maritime or any change in any material term of employment of any executive officer; or (v) any other material change in Crowley Maritime’s corporate structure or business.

The Purchaser expressly reserves the right to make any changes to Crowley Maritime that it deems necessary or appropriate in light of future developments.

As a result of the Offer, the direct and indirect interest of the Purchaser in Crowley Maritime’s net book value and net earnings will increase to the extent of the number of shares of Common Stock acquired under the Offer. Following consummation of the Merger, the Continuing Stockholders’ indirect interest in such items will increase to 100% and the Continuing Stockholders will be entitled to all benefits resulting from that interest, including all income generated by Crowley Maritime’s operations and any future increase in Crowley Maritime’s value. Similarly, a detriment to the Continuing Stockholders is that they will also bear all the risk of losses generated by Crowley Maritime’s operations and any decrease in the value of Crowley Maritime after the Merger.

The benefit of the Offer to holders of shares of Common Stock (other than the Continuing Stockholders) is the right to receive $2,990 per share, in cash, for their Common Stock. Former stockholders also will not face the risk of losses generated by Crowley Maritime’s operations or decline in the value of Crowley Maritime after the Merger. The detriments are that such holders will cease to participate in future earnings and growth, if any, of Crowley Maritime and will not have any right to vote on corporate matters. Another detriment is that the receipt of the payment for their shares of Common Stock will be a taxable transaction for federal income tax purposes. See “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences.”

Conduct of Crowley Maritime’s Business if the Offer is Not Completed

If the Offer is not consummated because the Majority of the Minority Condition and the Minimum Condition are not satisfied, or if the Delaware Chancery Court does not approve the Franklin settlement or any other condition is not satisfied or waived, the Crowleys and the Purchaser expect that Crowley Maritime’s current management will continue to operate Crowley Maritime’s business substantially as presently operated. This would include continuing to vigorously defend Franklin and continuing to satisfy the requirements applicable to publicly reporting companies.

Reports Related to the Offer and the Merger

The rules of the SEC require the Purchaser and the Crowleys to disclose whether Crowley Maritime, the Crowleys or any other affiliates of Crowley Maritime has received any report, opinion (other than an opinion of counsel) or appraisal from an outside party that is materially related to the Offer and the Merger.

Report of FMV

The Purchaser, received an opinion regarding the fair market value of a share of the non-voting Class N common stock of the Purchaser (the “Purchaser Class N”) expressed as a fraction of a voting share of common stock of the Purchaser (the “Purchaser Common Stock”). The purpose of the opinion was to aid the Purchaser in determining, in connection with the contributions to the Purchaser of Common Stock, Series A Preferred and Class N by the Crowley Group, how many shares of Purchaser Class N it would be appropriate to exchange, in lieu of Purchaser Common Stock, for a portion of the Common Stock held by one of the members of the Crowley Group, The Marital Trust Under the Thomas B. Crowley Trust. The opinion, which was prepared by FMV Opinions, Inc. (“FMV”), concluded that the fair market value of a share of Purchaser Class N was reasonably stated in the amount of 99% of the fair market value of a share of Purchaser Common Stock. The opinion specifically states that the estimate of value is only relative to the Purchaser Common Stock, not as a cash equivalent value estimate, and specifically did not address the fairness of any transaction. The opinion also does not assign a dollar value to either the Common Stock or the Class N.

FMV has been engaged for nearly two decades in providing specialized financial opinions, property appraisals, and tax and business valuations. FMV was selected by the Purchaser because it previously had been engaged by Crowley Asset Management L.P. to perform valuation work for estate planning purposes and was therefore somewhat familiar with Crowley Maritime and its operations. Neither FMV nor any of its employees has a present or intended financial interest in the Purchaser or Crowley Maritime, and it is entitled to a fixed fee of $18,000, plus out-of-pocket expenses for rendering the opinion.

The opinion states that in conducting the analysis and rendering its opinion, FMV considered: the nature and history of Crowley Maritime; the outlook of the economy and the marine shipping industry; the financial condition of Crowley Maritime; the earnings capacity of Crowley Maritime; the nature and value of the tangible and intangible assets of Crowley Maritime; the performance and valuations metrics of certain public companies that have both voting and non-voting securities; valuation industry studies and academic research regarding voting stock premiums and decisions in relevant court cases involving the value of voting relative to non-voting securities.

A copy of the opinion will be made available for inspection and copying at the principal executive offices of Crowley Maritime in Jacksonville, Florida, during its regular business hours by any interested stockholder or any representative of a stockholder designated as such in writing.

Report of JMP

The Purchaser and the Crowleys are aware that the Special Committee had retained JMP Securities LLC as its financial advisor. Set forth below is an excerpt from the Schedule 14D-9 which purports to describe certain aspects of the work performed by JMP and the advice JMP provided to the Special Committee. Neither the Purchaser nor any of the Crowleys assumes any responsibility for the accuracy of completeness of the following discussion, which has been copied verbatim from the Schedule 14D-9. (In the following discussion the term “Company” means “Crowley Maritime.”)

Analyses by JMP Securities LLC.

JMP was asked by the Special Committee to render an opinion to the Special Committee as to as to whether the Offer Price to be received by the Unaffiliated Stockholders with respect to the Offer is fair from a financial point of view to such holders. On March 14, 2007, JMP delivered to the Special Committee its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the Offer Price to be received by the Unaffiliated Stockholders pursuant to the Offer is fair from a financial point of view to such holders.

The full text of the written opinion of JMP is attached to this Schedule 14D-9 as Annex A and incorporated herein by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

JMP was retained to serve as an advisor to the Special Committee and not as an advisor to or agent of any stockholder of the Company. JMP’s opinion was prepared for confidential use by the Special Committee and is directed only to the fairness to the Unaffiliated Stockholders from a financial point of view, as of the date of the opinion, of the Offer Price to be received by such holders pursuant to the Offer. JMP was not asked to consider, and its opinion does not address, the non-financial terms of the Offer or the terms of any of the related agreements to be entered into by the parties. Moreover, JMP did not attempt to independently determine the value of the outstanding Series A Preferred or Class N or the appropriateness of the amounts to be received by the holders thereof in connection with the Offer. JMP was not requested to, and did not, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Offer or any alternatives to the Offer, negotiate the terms of the Offer, or advise the Special Committee or any other party with respect to the form of the transaction, the underlying business decision to the effect the Merger, or alternatives to the Offer. JMP expressed no opinion or recommendation as to how the Unaffiliated Stockholders should act with respect to the Offer. No restrictions or limitations were imposed by the Special Committee on JMP with respect to the investigations made or the procedures followed by JMP in rendering its opinion.

For purposes of rendering its opinion, JMP:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	reviewed certain financial forecasts (utilizing different management assumptions) prepared by the management of the Company;

•	reviewed the reported prices and trading activity for the Common Stock;

•
compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other publicly traded companies that JMP believes are generally comparable to the Company;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies in lines of business that JMP believes are generally comparable to the Company;

•	reviewed the draft Offer to Purchase dated March 13, 2007 and certain related documents; and

•	considered such other factors and performed such other analyses as JMP deemed appropriate.

JMP also met with certain officers and employees of the Company to discuss its business and prospects and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which JMP deemed relevant to the preparation of its opinion.

You should note that in conducting its review and arriving at its opinion, JMP, with the consent of the Special Committee, assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to JMP by the Company for the purposes of JMP’s opinion. JMP further relied upon the assurance of Company management that they were not aware of any facts that would make any of such information, in the light of the circumstances in which it was provided or obtained, inaccurate or misleading. With respect to the financial forecasts furnished by Company management, JMP assumed that they were reasonably prepared on bases reflecting the best then-available estimates and judgments of the future financial performance of the Company. JMP was not engaged to assess the reasonableness or achievability of such forecasts or the assumptions on which they were based and expressed no view as to such forecasts or assumptions.

JMP also assumed that the transactions contemplated by the Offer to Purchase would be completed and that the conditions set forth by the Offer to Purchase would be satisfied, including, among other things: (1) the Delaware Chancery Court approving the settlement of Franklin, dismissing the lawsuit and the time for appeal of the Court’s approval having expired, (2) the Majority of the Minority Condition and (3) the Minimum Condition.

Further, JMP assumed completion of the Merger and of the Purchaser’s binding agreements with certain directors of the Company and certain persons and entities they control and, separately, with the Plans requiring them to contribute all their shares of capital stock of the Company in exchange for its capital stock at the same time the Purchaser accepts for payment the shares of Common Stock Purchaser is seeking in the Offer.

Moreover, JMP assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Offer, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the Offer Price. JMP also assumed that the terms and conditions of the Offer to Purchase dated March 13, 2007 and reviewed by JMP, would not be changed in any material respects and that all conditions to the consummation of the Offer would be satisfied without waiver thereof.

JMP did not act as legal, tax or regulatory advisors and relied upon, without independent verification, the assessment of the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. JMP is not in the business of appraising tangible assets and did not make any independent valuation or appraisal of any or all of the assets or liabilities of the Company. JMP’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of JMP’s opinion may have affected the opinion and the assumptions used in preparing it, and JMP did not have any obligation to, nor did it, update, revise or reaffirm its opinion.

The following is a brief summary of the analyses performed by JMP in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by JMP but includes all material factors considered by JMP in rendering its opinion. JMP drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the Offer Price.

Each analysis performed by JMP is a common methodology utilized in determining valuations. Although other valuation techniques may exist, JMP believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for JMP to arrive at its opinion.

In each case where JMP relied on management forecasts or estimates, JMP evaluated both the Company’s “upside scenario” and its “downside scenario.” While the Company’s upside projections are deemed its “base case” projections, the Company has a history of not meeting these projections and as such, JMP analyzed the Company’s downside scenario as well.

Comparable Public Company Analysis

JMP reviewed and compared publicly available selected financial data and stock trading prices for eight publicly traded maritime shipping services companies, chosen by JMP, that it deemed to be comparable to the Company. The comparable companies chosen by JMP included:

Alexander & Baldwin Inc.	Overseas Shipholding Group Inc.
Horizon Lines, Inc.	Seacor Holdings Inc.
International Shipholding Corp.	Tidewater Inc.
Kirby Corp.	Trico Marine Services Inc.

For the Company and each of these comparable companies, JMP initially calculated the applicable company’s ratios of the total enterprise value as of March 13, 2007, calculated as the applicable company’s market capitalization, plus total debt, minus cash and cash equivalents (except that for the Company, the product of the number of Common Stock outstanding multiplied by the Offer Price was substituted for market capitalization), to (1) that company’s actual or estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for each of fiscal years 2006 and 2007, (2) that company’s actual EBITDA minus capital expenditures, net of gains on sale of assets) for fiscal year 2006, and (3) that company’s actual or estimated earnings before interest and taxes, or EBIT, for each of fiscal years 2006 and 2007. Fiscal year 2006 EBITDA, EBIT and capital expenditures were actual figures available in publicly-filed SEC reporting documents for the twelve months representing each company’s fiscal year 2006. Fiscal year 2007 estimates for the comparable companies were based on analyst estimates and excluded extraordinary items; corresponding estimates for the Company were based on the Company management’s “upside scenario” projections.

JMP also calculated the ratios of the equity value of the Company as of March 13, 2007 (calculated by multiplying the number of Common Stock outstanding multiplied by the Offer Price), to the Company’s actual or estimated net income for the Company’s fiscal years 2006 and 2007, and compared that to the comparable companies’ actual or estimated price to earnings ratios (calculated as the applicable company’s stock price divided by its actual or estimated earnings for the calendar years 2006 and 2007). Earnings estimates for the comparable companies were based on analyst estimates and excluded extraordinary items; corresponding estimates for the Company were based on Company management’s “upside scenario” projections.

JMP next calculated the average, median, high, and low values among the comparable companies for each ratio described above, and compared each resulting value to the corresponding ratio for the Company. The chart below summarizes such comparisons:

Ratio	Enterprise Value			EBITDA -	Enterprise Value / EBIT			Price / Earnings
	/ EBITDA			CAPEX
	2006A		2007E	2006A	2006A		2007E	2006A		2007E

Comp. Companies
Multiple
Mean:	7.6 x	-	6.5 x	11.8 x	10.6 x	-	10.1 x	13.6 x	-	14.3 x
Median:	7.6	-	6.4	9.0	8.6	-	9.9	10.9	-	15.0
High:	10.7	-	8.1	23.4	16.9	-	14.8	22.0	-	18.6
Low:	4.1	-	4.5	4.8	5.1	-	5.9	6.6	-	9.1

Ratio								Equity Value /
Net Income
								2006A		2007E
Company Implied
Transaction Multiple	6.0 x	-	4.1 x	24.6 x	11.7 x	-	7.4 x	15.2 x	-	9.7 x

JMP also conducted a sensitivity analysis using 20% lower “downside scenario” financial projections provided by Company management, in light of management’s disclosure that the Company has historically not met its base case projections.

Based on a review of Company management’s downside scenario financial projections, JMP calculated the average, median, high, and low values among the comparable companies for each ratio described above, and compared each resulting value to the corresponding ratio for the Company. The chart below summarizes such comparisons:

Ratio	Enterprise Value			EBITDA -	Enterprise Value / EBIT			Price / Earnings
	/ EBITDA			CAPEX
	2006A		2007E	2006A	2006A		2007E	2006A		2007E

Comp. Companies
Multiple
Mean:	7.6 x	-	6.5 x	11.8 x	10.6 x	-	10.1 x	13.6 x	-	14.3 x
Median:	7.6	-	6.4	9.0	8.6	-	9.9	10.9	-	15.0
High:	10.7	-	8.1	23.4	16.9	-	14.8	22.0	-	18.6
Low:	4.1	-	4.5	4.8	5.1	-	5.9	6.6	-	9.1

Ratio								Equity Value /
Net Income
								2006A		2007E
Company Implied
Transaction
Multiple	6.0 x	-	4.4 x	24.6 x	11.7 x	-	8.6 x	15.2 x	-	12.3 x

No company utilized in the comparable public company analysis is identical to the Company. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Precedent Transaction Analysis

JMP selected for review 13 other recent, comparable merger and acquisition transactions in the maritime shipping services industry and conducted an analysis of these transactions based on certain publicly available financial data and the purchase prices paid.
Comparable Transactions

Announcement Date	Buyer Name	Seller Name

September 25, 2006	Overseas Shipholding Group, Inc.	Maritrans, Inc.
September 18, 2006	Teekay Shipping Corp.	Petrojarl ASA
August 14, 2006	World Wide Shipping Agency, Inc.	General Maritime Corp.
December 9, 2005	Babcock & Brown Infrastructure Group	PD Ports PLC
August 22, 2005	Navalmar UK Ltd.	MC Shipping, Inc.
August 21, 2005	TUI AG	CP Ships Ltd.
June 20, 2005	Wilh. Wilhelmsen ASA	Unitor ASA
March 31, 2005	Auckland Regional Council	Ports of Auckland Ltd.
March 16, 2005	SEACOR Holdings, Inc.	Seabulk International, Inc.
December 13, 2004	Overseas Shipholding Group, Inc.	Stelmar Shipping Ltd.
September 10, 2004	Sime Darby Bhd.	Jaya Holdings Ltd.
August 24, 2004	Siem Industries	Star Reefers Inc.
May 4, 2004	Navalmar UK Ltd.	MC Shipping, Inc.

For the Offer and each comparable transaction, JMP initially calculated the total enterprise value of the transaction (the market value of the target company’s equity securities, plus its debt, minus its cash and cash equivalents; where the transaction involved an acquisition of less than 100% of the seller’s equity securities, transaction values were adjusted to assume a 100% acquisition) as multiples of (1) the target company’s actual EBIT, EBITDA, EBITDA minus capital expenditures, net of gains on sale of assets), and net income for the latest twelve month period (“LTM”) ended on the last day of the period covered by the target company’s Form 10-K, Form 10-Q, or equivalent foreign securities report, as applicable, last filed prior to the announcement of the relevant transaction, and (2) the target company’s estimated EBIT, EBITDA, and net income for the next twelve month period (“NTM”) beginning immediately after the last day of the period covered by the target company’s Form 10-K, Form 10-Q, or equivalent foreign securities report, as applicable, last filed prior to the announcement of the relevant transaction.

JMP next calculated the average, median, high, and low multiples among the comparable companies for each ratio described above, and compared each resulting multiple to the corresponding Company multiple implied in the Offer:

				EBITDA
	EBITDA			- CAPEX				Net Income
	Multiple			Multiple	EBIT Multiple			Multiple
	LTM		NTM	LTM	LTM		NTM	LTM		NTM

Comparable
Transaction Multiples
Mean:	10.8 x	-	9.6 x	17.2 x	16.2 x	-	14.6 x	20.6 x	-	15.4 x
Median:	10.7	-	8.5	14.2	16.6	-	13.2	19.1	-	12.7
High:	18.3	-	13.5	36.3	25.3	-	20.6	32.4	-	29.6
Low:	4.1	-	7.0	7.5	8.3	-	10.1	13.4	-	5.6

Company Implied
Transaction Multiple	6.0 x	-	4.1 x	24.6 x	11.7 x	-	7.4 x	15.2 x	-	9.7 x

JMP also conducted a sensitivity analysis using 20% lower “downside scenario” NTM financial projections provided by Company management, in light of management’s disclosure that the Company has historically not met its base case projections.

Based on a review of the Company management’s downside scenario financial projections, JMP calculated the average, median, high, and low values among the comparable companies for each ratio described above, and compared each resulting value to the corresponding ratio for the Company. The chart below summarizes such comparisons:

				EBITDA
	EBITDA			- CAPEX				Net Income
	Multiple			Multiple	EBIT Multiple			Multiple
	LTM		NTM	LTM	LTM		NTM	LTM		NTM
Comparable
Transaction Multiples
Mean:	10.8 x	-	9.6 x	17.2 x	16.2 x	-	14.6 x	20.6 x	-	15.4 x
Median:	10.7	-	8.5	14.2	16.6	-	13.2	19.1	-	12.7
High:	18.3	-	13.5	36.3	25.3	-	20.6	32.4	-	29.6
Low:	4.1	-	7.0	7.5	8.3	-	10.1	13.4	-	5.6

Company Implied
Transaction Multiple	6.0 x	-	4.4 x	24.6 x	11.7 x	-	8.6 x	15.2 x	-	12.3 x

No transaction utilized in the precedent transaction analysis is identical to the Offer. Mathematical analysis of comparable transaction data (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

JMP performed discounted cash flow analyses using Company management’s “upside scenario” projections, net of asset recoveries, for each of the years ended 2007 through 2015. For purposes of estimating unlevered free cash flows, capital expenditures were calculated net of proceeds from asset dispositions, and a 35% Company tax rate was assumed.

To generate a range of enterprise values for the Company, JMP first estimated the Company’s cost of debt at 5.2%, cost of equity at 18.5%, and weighted average cost of capital, or WACC, at 11.5%. JMP then estimated a set of WACCs (9.5%, 10.5%, 11.5%, 12.5%, and 13.5%) around that 11.5% figure and a set of terminal growth rates after 2015 ranging from 1% to 5%. To calculate a set of enterprise values, JMP then took the net present value of estimated unlevered free cash flows under various WACC and terminal growth rate assumptions, and presented the results on a per share of Common Stock basis:

		Terminal Growth Rate
		(After 2015)

		1%	2%	3%	4%	5%
	9.5%	2,064.1	2,216.8	2,437.1	2,782.4	3,401.6
Discount	10.5%	1,696.9	1,784.3	1,898.5	2,054.1	2,278.4
Rate	11.5%	1,412.4	1,469.3	1,539.6	1,628.6	1,744.9
(WACC)	12.5%	1,175.8	1,216.1	1,264.0	1,321.9	1,393.5
	13.5%	971.1	1,001.1	1.036.0	1,077.0	1,125.7

JMP noted that the Offer Price exceeded the implied per share of Common Stock prices under its discounted cash flow analysis, except when a discount rate of 9.5% and terminal growth rate of 5% are assumed.

JMP also performed discounted cash flow analyses using Company management’s “downside scenario” projections, net of asset recoveries, for each of the years ended 2007 through 2015. For purposes of estimating unlevered free cash flows, capital expenditures were calculated net of proceeds from asset dispositions, and a 35% Company tax rate was assumed.

To calculate a set of enterprise values, JMP then took the net present value of estimated unlevered free cash flows under various WACC and terminal growth rate assumptions, and presented the results on a per share of Common Stock basis:

		Terminal Growth Rate
		(After 2015)

		1%	2%	3%	4%	5%
	9.5%	1,142.4	1,295.1	1,515.3	1,860.7	2,479.9
Discount	10.5%	808.0	895.4	1,009.6	1,165.1	1,389.5
Rate	11.5%	554.4	611.4	681.7	770.6	886.9
(WACC)	12.5%	347.0	387.3	435.2	493.1	564.7
	13.5%	169.9	199.9	234.8	275.8	324.5

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results.

Historical Stock Trading Analysis and Premiums Paid Analysis

JMP reviewed the high, low and closing prices and trading volumes of the Common Stock over the period April 15, 2002 through March 13, 2007. JMP noted that although the Common Stock never closed above the Offer Price of $2,990 per share within this period, only eight trades of an aggregate 2,076 shares were executed during this period. JMP noted that historical performance of the thinly-traded Common Stock may be a less reliable indicator of the underlying value of the Common Stock than the other analyses discussed herein.

JMP then reviewed the 13 comparable merger and acquisition transactions described above under the heading “Precedent Transaction Analysis,” examining the closing stock price of each at one, five, ten, twenty, thirty and sixty days prior to the announcement dates of such transactions. JMP calculated the stock price acquisition premium over each such pre-announcement closing price and compared the average of all such comparable companies’ premiums to the premium (65.7%) of the Offer Price of $2,990 over the last closing trading price per share of Common Stock ($1,805 on May 17, 2006). JMP also calculated the price per share of Common Stock implied in the Offer based on the May 17, 2006 closing price of $1,805 per share and the comparable companies’ average acquisition premiums. A summary of the results of the transaction premium analysis for comparable transactions on a per share basis is set forth in the table below:

	Days Prior to Transaction Announcement Date
	1 Day	5 Days	10 Days	20 Days	30 Days	60 Days

Average Comparison Set
Acquisition Premium	14.6%	15.7%	14.2%	21.6%	30.4%	26.0%
Implied Company Price per Common Share	$2,069.35	$2,088.76	$2,061.90	$2,195.23	$2,353.46	$2,274.67

JMP noted that the Offer Price exceeds each such implied price per share of Common Stock.

JMP conducted the same premiums paid analyses using the following recent going-private transactions across multiple industries:

Announcement Date	Buyer Name	Seller Name

August 23, 2006	CP Newco, Inc	Case Pomeroy & Co, Inc.
April 20, 2006	PX Holding Corp.	Panavision, Inc.
January 30, 2006	Central Freight Lines Inc /Moyes/	Central Freight Lines, Inc.
December 13, 2005	Virbac SA	Virbac Corp.
December 2, 2005	The Saker Family Corp.	Foodarama Supermarkets, Inc.
July 8, 2005	V&S Vin & Sprit AB	Cruzan International, Inc.
January 27, 2005	Danisco A/S	Genencor International, Inc.
August 6, 2004	ERI Acquisition Corp	Elmer's Restaurants, Inc
June 25, 2004	Investor Group (management-led)	Edelbrock Corp
April 5, 2004	Hako-Werke International GmbH	Minuteman International Inc
January 27, 2004	Lawrence Weissberg Revocable	Dover Investments Corp
December 31, 2003	Investor Group (management-led)	Boyd Bros Transportation Inc
December 2, 2003	Zimmer Family	Reeds Jewelers, Inc
November 21, 2003	Lombardi Restaurant Group Inc	Chefs International, Inc
November 21, 2003	Investor Group (management-led)	Integrity Media, Inc
November 7, 2003	Barnes & Noble, Inc	barnesandnoble.com, Inc.
May 5, 2003	Westerbeke Acquisition Corp	Westerbeke Corp
March 14, 2002	Prometheus Southeast Retail Trust	Konover Property Trust

A summary of JMP’s premiums paid analysis involving going private transactions is set forth below:

	Days Prior to Transaction Announcement Date
	1 Day	5 Days	10 Days	20 Days	30 Days	60 Days

Average Comparison Set
Acquisition Premium	33.1%	30.5%	29.2%	30.3%	39.9%	36.2%
Implied Company Price per Common Share	$2,401.98	$2,356.04	$2,332.74	$2,352.25	$2,524.51	$2,459.03

The above premiums paid analyses are based on historical performance of the Common Stock, which is thinly traded, and thus may be less reliable indicators of the underlying value of such stock than the other analyses discussed herein.

Conclusion

The summary set forth above describes the principal analyses performed by JMP in connection with its opinion delivered to the Special Committee on March 14, 2007. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by JMP was carried out in order to provide a different perspective on the Offer and add to the total mix of information available. JMP did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, JMP considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, JMP did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, JMP believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, JMP made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by JMP are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Fees and Expenses

Pursuant to the terms of an engagement letter dated February 28, 2007, the Company agreed to pay JMP a $500,000 fee for rendering its opinion to the Special Committee, without regard to the conclusion stated in such opinion and without regard to whether any shares of Common Stock are purchased pursuant to the Offer. The Company also agreed in the letter agreement to reimburse JMP for all reasonable travel and out-of-pocket expenses and to indemnify JMP and its employees, agents, officers, stockholders and persons who control JMP against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of JMP’s engagement.

JMP has not previously provided investment banking or other services to the Company. However, in the ordinary course of JMP’s trading, brokerage, investment management and financing activities, JMP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of their customers, in debt or equity securities of the Company or any other company or any currency that may be involved in this transaction.

Appraisal Rights

Holders of shares of Common Stock do not have appraisal rights in connection with the Offer. However, if the Merger is consummated following completion of the Offer, each holder of shares of Common Stock who has not tendered his or her shares of Common Stock in the Offer and who properly demands an appraisal of his or her shares under Section 262 of the DGCL (“Section 262”) will be entitled, in lieu of receiving the Merger consideration, to an appraisal by the Delaware Chancery Court of the fair value of his or her shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger.

The fair value determined by the court for the shares of Common Stock could be more than, less than or the same as the consideration paid in the Merger, but the form of the consideration payable as a result of the appraisal proceeding would be cash. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the shares of Common Stock, including, among other things, asset values and earning capacity. The Delaware Supreme Court discussed in Weinberger v. UOP, Inc. the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” Furthermore, the court may consider “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation.”

The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expense incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all shares of Common Stock entitled to appraisal.

Since holders of shares of Common Stock do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 should be made at this time. Not later than 10 days following the effective date of the Merger, the surviving corporation in the Merger will notify the record holders of shares of Common Stock as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for demanding appraisal rights.

If any holder of shares of Common Stock who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses his or her right to appraisal as provided in the DGCL, the shares of Common Stock of such stockholder will be converted into the Merger consideration, without interest thereon. None of Crowley Maritime, the Purchaser or the Crowleys intend to make their files available to or obtain counsel or appraisal services for the Unaffiliated Stockholders.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Schedule C to this Offer to Purchase.

Transactions and Arrangements Concerning the Common Stock

Immediately prior to executing the Crowley Contribution Agreement, Thomas B. Crowley, Jr. was deemed to beneficially own 44,270 shares of Common Stock (49.3%), 314,794 shares of Series A Preferred (99.9%), and 46,138 shares of Class N (100%); Molly M. Crowley was deemed to beneficially own 32,601 shares of Common Stock (36.3%), 225,848 shares of Series A Preferred (71.7%); and 46,138 shares of Class N (100%), and Christine S. Crowley was deemed to beneficially own 5,039 shares of Common Stock (5.6%) and 15,211 shares of Series A Preferred (4.8%). (Thomas B. Crowley, Jr. is deemed the beneficial owner of all the shares attributable to Molly M. Crowley and Christine S. Crowley.)

Under the Crowley Contribution Agreement dated as of March 16, 2007, each owner of record in the Crowley Group has agreed that, subject to the satisfaction of the conditions of the Offer or the waiver of those conditions, at the time the Purchaser accepts for payment the shares of Common Stock validly tendered and not withdrawn, such persons will contribute all of the shares of Common Stock (43,992 shares), Series A Preferred (314,794 shares) and Class N (46,138 shares) that they own in exchange for Purchaser Common Stock and Purchaser Class N. At the contribution, except as set forth below, each share of Common Stock will be exchanged for one share of Purchaser Common Stock and each share of Class N will be exchanged for one share of Purchaser Class N. Each share of Series A Preferred will be exchanged for one-twelfth (1/12) of a share of Purchaser Common Stock. Holders of Series A Preferred Stock will also receive additional Purchaser Common Stock equal to the number of whole shares determined by dividing (1) the amount of the accrued but unpaid dividends on the Series A Preferred on the date that the Purchaser accepts for payment the shares of Common Stock validly tendered and not withdrawn, by (2) $1,200. The Marital Trust Under The Thomas B. Crowley Trust will receive a total of 31,478 shares of Purchaser Common Stock (plus such other additional shares of Common Stock as are due as a result of unpaid dividends on the Series A Preferred) and 66,282 shares of Purchaser Class N. These totals reflect an exchange by The Marital Trust Under The Thomas B. Crowley Trust of 19,943 shares of Common Stock for 20,144 shares of Purchaser Class N based on a valuation discount of shares of Purchaser Class N from Purchaser Common Stock of one percent. See “Special Factors—Reports Related to the Offer and the Merger.”

Under the Crowley Contribution Agreement, each owner covenants and agrees, among other things, not to (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its capital stock in Crowley Maritime or any interest therein; (ii) grant any proxies or powers of attorney, deposit any of its capital stock in Crowley Maritime into a voting trust or enter into a voting agreement with respect to any of its capital stock in Crowley Maritime; or (iii) take any action that would make any representation or warranty of such owner contained in the Crowley Contribution Agreement untrue or incorrect or have the effect of preventing or disabling such owner from performing its obligations under the Crowley Contribution Agreement. The Crowley Contribution Agreement extends to the expiration or termination of the Offer.

Under the Plan Contribution Agreement dated as of March 16, 2007, each Plan has agreed that, subject to the satisfaction of the conditions of the Offer or the waiver of those conditions, at the time the Purchaser accepts for payment the shares of Common Stock validly tendered and not withdrawn, the Plans will contribute all of the shares of Common Stock that they own in exchange for Purchaser Common Stock. As of the date of the Plan Contribution Agreement, the Plans owned an aggregate of 14,570 shares of Common Stock. This number will increase by 25 shares of Common Stock if the Offer is consummated as a result of additional contributions to the Plans by Crowley Maritime in such event, as described below. The number of shares of Common Stock contributed to the Purchaser by the Plans is also subject to reduction to the extent that in connection with distributions to participants upon termination or for other reasons, the shares of Common Stock distributed are thereafter repurchased by Crowley Maritime. In the contribution, each share of Common Stock will be exchanged for one share of Purchaser Common Stock.

Under the Plan Contribution Agreement, each Plan covenants and agrees, among other things, not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its Common Stock or any interest therein; (ii) grant any proxies or powers of attorney, deposit any of its Common Stock into a voting trust or enter into a voting agreement with respect to any of its Common Stock; or (iii) take any action that would make any representation or warranty of such Plan contained in the Plan Contribution Agreement untrue or incorrect or have the effect of preventing or disabling such Plan from performing such Plan’s obligations under the Plan Contribution Agreement; except, in each case, for any of such actions necessary to consummate repurchases of Common Stock by Crowley Maritime in accordance with the terms of such Plan’s governing documents. The Purchaser is not, however, entitled to enforce any provision of the Plan Contribution Agreement against a Plan if it would cause that Plan to violate its Plan documents or, in the opinion of the Plan’s counsel, the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Plan Contribution Agreement extends until the earlier of the expiration or termination of the Offer and August 15, 2007.

Schedule B hereto sets forth the amounts of Common Stock, Series A Preferred and Class N to be contributed by each of the Continuing Stockholders. Schedule B also sets forth the equity position each of the Continuing Stockholders will have in the Purchaser.

Prior to and in connection with the Plans’ execution of the Plan Contribution Agreement, certain administrative and substantive provisions of each Plan’s documents were amended with a view to the contribution, the Offer and the Merger (the “Plan Amendments”). The significant substantive amendments provide that after the Merger (1) the valuation of shares of Common Stock held by the RSP and the ESOP will no longer be valued on a nonmarketable minority interest basis but, like the SSP, will be valued on a marketable minority interest basis and (2) for distributions made under each Plan during the fiscal years ending December 31, 2007, 2008, 2009 and 2010, “fair market value” will mean the higher of (a) a marketable minority interest basis fair market value as of the valuation date immediately preceding the date of distribution or (b) $2,990 per share in the case of Common Stock (or the amount determined by converting any convertible preferred stock into Common Stock and multiplying the result by $2,990). The Plan Amendments also provide for a special contribution of shares of Common Stock to each Plan by Crowley Maritime immediately prior to the time the Purchaser accepts for payment the shares of Common Stock validly tendered and not withdrawn, in the amounts of 14 shares to the RSP, six shares to the SSP and five shares to the ESOP.

In addition, at the time the Plan Contribution Agreement was executed, the Plan documents of each Plan were amended to provide for indemnification of each Plan by Crowley Maritime for any losses (x) caused by any untrue statements or omissions in any documents (the “Offer Documents”) filed with the SEC or distributed to Crowley Maritime stockholders in connection with the Offer and the Merger (except losses caused by any untrue statement or omission based upon information as to which Crowley Maritime was not the source that is furnished by or on behalf of the Plan in writing expressly for use in the Offer Documents); (y) related to or arising out of any filings made by the Plan with the SEC in connection with the Offer; or (z) related to or arising out of any alleged or actual violation of law resulting from the Offer or Merger. Crowley Maritime, however, is not required to indemnify a Plan against any losses resulting from or arising out of any breach of any representation or warranty by the Plan in the Plan Contribution Agreement or, except where such failure to perform is based upon a determination by a fiduciary of and/or for the Plan that such performance would cause the Plan to violate its Plan documents or, in the opinion of the Plan’s counsel, ERISA, any willful failure to perform any covenant or agreement of the Plans in the Plan Contribution Agreement.

In addition, in the Stipulation, the Franklin plaintiffs have agreed to tender all of the shares of Common Stock they own or control and will not oppose the Offer or Merger, withdraw shares tendered, transfer or dispose of such shares or exercise appraisal rights in the Merger. A Schedule 13D filed with the SEC on November 30, 2004, as amended by Amendment No. 1 filed on December 27, 2005, reports holdings by the plaintiffs of 9,386 shares of Common Stock.

Except for the transactions described herein, no transactions involving the shares of Common Stock have been effected during the past 60 days by the Crowleys or the Purchaser or any person listed in Schedule A hereto and any associate or majority owned subsidiary of Crowley Maritime, the Crowleys or the Purchaser, or Crowley Maritime and any of Plans.

Except as set forth elsewhere in this Offer to Purchase, none of the Purchaser, the Crowleys nor any other person listed in Schedule A hereto, is a party to any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of Crowley Maritime (including, without limitation, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth elsewhere in this Offer to Purchase, neither the Crowleys nor the Purchaser nor any executive officer, director, controlling person or subsidiary of the Purchaser, is a party to any present or proposed material agreement, arrangement, understanding or relationship with Crowley Maritime or any of Crowley Maritime’s executive officers, directors, controlling persons or subsidiaries.

Except as described in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any securities of Crowley Maritime, an election of directors of Crowley Maritime or a sale or other transfer of a material amount of assets of Crowley Maritime, between any of the Crowleys or the Purchaser or any person listed in Schedule A hereto, on the one hand, and Crowley Maritime or any of its affiliates, on the other hand. Except as described in this Offer to Purchase, there have been no negotiations or material contracts during the past two years concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any securities of Crowley Maritime, an election of directors of Crowley Maritime or a sale or other transfer of a material amount of assets of Crowley Maritime, between any affiliates of Crowley Maritime, or between Crowley Maritime or any of its affiliates, on the one hand, and any person not affiliated with Crowley Maritime who would have a direct interest in such matters, on the other hand. Neither the Crowleys nor the Purchaser has made any underwritten public offering of the shares of Common Stock during the past three years that was (i) registered under the Securities Act of 1933, as amended, or (ii) exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation A thereunder.

The Contribution Agreements and the Plan Amendments have each been filed or incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO that the Crowleys and the Purchaser filed with the SEC and can be inspected at, and copies may be obtained from, the same places and in the manner set forth in “The Tender Offer—Section 7. Certain Information Concerning Crowley Maritime.”

Except as set forth in the Schedule 14D-9, to the best of the Crowleys’ and the Purchaser’s knowledge, none of Crowley Maritime, its officers, directors or affiliates have made any public recommendation with respect to the Offer.

Interests of Certain Persons in the Offer and the Merger

Crowley Maritime stockholders should be aware that the Crowleys and the Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. Similarly, the current officers and directors of Crowley Maritime have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger.

Control. Thomas B. Crowley, Jr. is and after the Offer and the Merger will continue to be the controlling stockholder of Crowley Maritime.

Officers and Directors. Immediately following the Merger, the officers and directors of Crowley Maritime will continue to serve in their respective roles as officers and directors of Crowley Maritime. In addition, Thomas B. Crowley, Jr. is the Chairman of the Board of Directors of Crowley Maritime, and after the Merger he will continue to be the Chairman of the Board of Directors of Crowley Maritime. As a result of the settlement of Franklin, which is one of the purposes of the Offer, Thomas B. Crowley, Jr., Molly M. Crowley, Phillip E. Bowles, Gary L. Depolo, Earl T. Kivett, William A. Pennella, Leland S. Prussia and Cameron W. Wolfe, Jr., all directors and/or officers of Crowley Maritime, would no longer be defendants in such action.

It is expected that the shares of Common Stock beneficially owned by Philip E. Bowles, one of Crowley Maritime’s directors, will be tendered in the Offer, as well as 278 shares of Common Stock held of record by the Crowley Foundation, but controlled by Thomas B. Crowley, Jr. Other than Thomas B. Crowley, Jr., Molly M. Crowley, Christine S. Crowley, the Purchaser, Philip E. Bowles and the Crowley Foundation, no other executive officer, director or affiliate of Crowley Maritime beneficially owns any shares of Common Stock (other than as a participant in one or more of the Plans), and thus will not tender any shares of Common Stock pursuant to the Offer.

Continuing Equity Interest. Unlike the Unaffiliated Stockholders, the Continuing Stockholders will own all of the outstanding shares of Crowley Maritime following the Merger.

Indemnification. Article VIII of Crowley Maritime’s by-laws requires Crowley Maritime to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Crowley Maritime or of a subsidiary of Crowley Maritime or by reason of the fact that such director or officer is or was serving at the request of Crowley Maritime as a director, officer, employee, trustee, fiduciary, advisor or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by the DGCL. In addition, such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee, trustee, fiduciary, advisor or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Furthermore, Crowley Maritime may indemnify any other person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was an employee or agent of Crowley Maritime or a subsidiary of Crowley Maritime or is or was serving at the request of Crowley Maritime as a director, officer, employee, trustee, fiduciary, advisor or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in non-derivative actions, suits or proceedings if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, as determined in accordance with the DGCL. Section 145 also provides that a corporation has the power to indemnify directors, officers, employees or agents against such expenses incurred by the person in connection with the defense or settlement of derivative actions or suits actually and reasonably incurred by the person if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Chancery Court or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Chancery Court or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Special Committee. As a result of certain of the potential conflicts of interest described above, the Board of Directors appointed the Special Committee, consisting of three directors who are not officers or employees of Crowley Maritime, who are not Continuing Stockholders and who have either no financial interest in the Offer and the Merger or no financial interest that is different from that of holders of the stock of Crowley Maritime generally. The Schedule 14D-9 delivered with this Offer to Purchase contains information concerning the position of the Special Committee, the Board of Directors and Crowley Maritime. The Schedule 14D-9 contains other important information and the Crowleys and the Purchaser recommend that the stockholders of Crowley Maritime review it carefully. Each member of the Special Committee receives additional director’s fees of $1,500 per in-person meeting and $650 per telephonic meeting to compensate for his service on the Special Committee. In addition, Mr. Depolo, as chair of the Special Committee, has been or will be paid $2,000 per month, and each of Messrs. Kivett and Prussia has been or will be paid $1,000 per month, for each month served on the Special Committee. These fees are not dependent on the success of the Offer or the Merger or on the Special Committee’s recommendations with respect to the Offer or the Merger.

THE TENDER OFFER

1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment all shares of Common Stock validly tendered prior to the Expiration Date (as hereinafter defined) and not theretofore properly withdrawn in accordance with “The Tender Offer—Section 4. Withdrawal Rights.” The term “Expiration Date” means 5:00 p.m., New York City Time, on Friday, April 20, 2007, unless and until the Purchaser shall have extended the period during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

Subject to applicable law and the rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to Registrar and Transfer Company (the “Depositary”) and by making a public announcement of the extension in the manner described below. During any extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw shares of Common Stock. Extension of the Offer will likely be required in order to allow for Delaware Chancery Court approval of the Franklin settlement, and the dismissal of the case and the time for appeal to have expired.

Subject to applicable law and the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Purchaser also expressly reserves the right:

(1) to delay acceptance for payment of, or (regardless of whether such shares of Common Stock were theretofore accepted for payment) payment for, any tendered shares of Common Stock or to terminate or amend the Offer if any of the conditions referred to in “The Tender Offer—Section 13. Certain Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events specified in “The Tender Offer—Section 13. Certain Conditions of the Offer;” and

(2) to waive any condition (other than the Majority of the Minority Condition) or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules l4d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

If the Common Stock that is tendered pursuant to the Offer is not paid for or payment is delayed, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered shares of Common Stock on behalf of the Purchaser, and such shares of Common Stock may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in “The Tender Offer—Section 4. Withdrawal Rights.” However, a delay in payment for shares of Common Stock which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

If the Purchaser decreases the percentage of shares of Common Stock being sought or increases or decreases the consideration to be paid for shares of Common Stock pursuant to the Offer, such increase or decrease shall be applicable to all holders whose shares of Common Stock are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of shares of Common Stock, the Offer will be extended until the expiration of 10 business day period. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of shares of Common Stock sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

Pursuant to Rule 14d-11 of the Exchange Act, after the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived, and subject to certain other conditions, the Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a “Subsequent Offering Period”) pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of shares of Common Stock not tendered during the period of the Offer prior to the Expiration Date. If the Purchaser decides to provide for a Subsequent Offering Period, the Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City Time, on the next business day after the Expiration Date. The Purchaser currently does not intend to provide a Subsequent Offering Period, although it reserves the right to do. If the Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days, by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

Crowley Maritime has provided the Purchaser with Crowley Maritime’s stockholder list and security position listings for the purpose of disseminating this Offer to Purchase and the Letter of Transmittal to holders of shares of Common Stock. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of Common Stock whose names appear on Crowley Maritime’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares of Common Stock. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment all shares of Common Stock validly tendered prior to the Expiration Date and not withdrawn, as soon as practicable after the Expiration Date, provided that the Offer shall not have been terminated by such date. If there is a Subsequent Offering Period, all shares of Common Stock tendered prior to the Expiration Date will be immediately accepted for payment and promptly paid for following the Expiration Date and all shares of Common Stock tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, shares of Common Stock in order to comply in whole or in part with any other applicable law.

In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock (the “Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such shares of Common Stock into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock,” (ii) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Common Stock validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Purchaser’s acceptance for payment of such shares of Common Stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving such payments and transmitting such payments to tendering stockholders whose shares of Common Stock have been accepted for payment. Under no circumstances will interest on the Offer Price for shares of Common Stock be paid, regardless of any delay in making such payment.

If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more shares of Common Stock than are tendered, Certificates evidencing unpurchased shares of Common Stock will be returned, without expense to the tendering stockholder (or, in the case of shares of Common Stock tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock” below, such shares of Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility).

The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the shares of Common Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for shares of Common Stock validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares of Common Stock. Except as set forth below, in order for shares of Common Stock to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its respective addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered shares of Common Stock must be received by the Depositary at such address or such shares of Common Stock must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

No alternative, conditional or contingent tenders will be accepted. The term “Agent’s Message” means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Common Stock which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish accounts with respect to the shares of Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make a book-entry delivery of shares of Common Stock by causing the Book-Entry Transfer Facility to transfer such shares of Common Stock into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of shares of Common Stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Signature Guarantees. Signatures on each Letter of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution”), except in cases where shares of Common Stock are tendered by a registered holder of shares of Common Stock who has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a photocopy thereof), or if payment is to be made to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock power is signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority to so act must be submitted. See Instruction 2 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender shares of Common Stock pursuant to the Offer, but the Certificates evidencing such stockholder’s shares of Common Stock are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Common Stock may nevertheless be tendered, provided that all the following conditions are satisfied:

(i)	such tender is made by or through an Eligible Institution;

(ii)
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii)
the Certificates (or a Book-Entry Confirmation) evidencing all tendered shares of Common Stock, in proper form for transfer, in each case together with the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Common Stock will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer (other than the Majority of the Minority Condition) or any defect or irregularity in the tender of any particular shares of Common Stock or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and the Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements. In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Certificates evidencing such shares of Common Stock or a timely Book-Entry Confirmation of a book-entry transfer of such shares of Common Stock into the Depositary’s account at the Book-Entry Transfer Facility, (ii) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Appointment of Proxies. By executing the Letter of Transmittal, or effecting a book-entry transfer, a tendering stockholder irrevocably appoints the Purchaser or its officers and designees, and each of them, as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to vote in such manner as each such attorney-in-fact and proxy or his substitute shall, in his sole discretion, deem proper and otherwise act (by written consent or otherwise) with respect to all tendered shares of Common Stock at any meeting of stockholders of the Crowley Maritime (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise. All such powers of attorney and proxies will be considered coupled with an interest in the tendered shares of Common Stock. Such appointment will be effective when the Purchaser accepts such shares of Common Stock for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such shares of Common Stock will be revoked without further action, and no subsequent powers of attorney or proxies may be given or any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The Purchaser reserves the right to require that, in order for shares of Common Stock to be deemed validly tendered, immediately upon the payment for such shares of Common Stock, the Purchaser must be able to exercise full voting rights with respect to such shares of Common Stock.

Tender Constitutes an Agreement. The acceptance for payment by the Purchaser of shares of Common Stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Backup Withholding. To prevent backup federal income tax withholding with respect to payments made pursuant to the Offer, each stockholder must provide the Depositary with such stockholder’s correct Taxpayer Identification Number (“TIN”) and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a stockholder, the Depositary is required to withhold up to 28% of any payments made to such stockholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the Internal Revenue Service. Non-United States holders must submit a completed Form W-8BEN (in lieu of a Substitute Form W-9) or other appropriate Form W-8 to avoid backup withholding. See Instruction 7 of the Letter of Transmittal.

4. Withdrawal Rights. Tenders of the shares of Common Stock made pursuant to the Offer are irrevocable, except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 18, 2007. If the Purchaser extends the Offer, is delayed in its acceptance for payment of shares of Common Stock or is unable to accept shares of Common Stock for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of such shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If Certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of an Eligible Institution. If shares of Common Stock have been tendered pursuant to the procedure for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock or must otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals of tenders of shares of Common Stock may not be rescinded, and shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares of Common Stock may be retendered by again following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock” at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

No withdrawal rights will apply to shares of Common Stock tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to shares of Common Stock tendered and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain U.S. Federal Income Tax Consequences.

The following summary describes certain United States federal income tax consequences relating to the Offer and the Merger. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The discussion applies only to shares of stock of Crowley Maritime that are held as capital assets, and does not address the tax consequences that may be relevant to holders of shares of stock of Crowley Maritime that are subject to special tax rules, such as insurance companies, U.S. expatriates, tax-exempt organizations, broker-dealers, financial institutions, traders in securities that elect to mark to market, holders who hold the shares as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired the shares pursuant to the exercise of employee stock options or otherwise as compensation.

For United States federal income tax purposes, Crowley Maritime and the Purchaser will treat the Offer and the Merger as a single integrated transaction and will treat the Purchaser as a transitory entity created for the sole purpose of effectuating the purchase of shares of stock of Crowley Maritime from minority stockholders. Accordingly, Crowley Maritime and the Purchaser will treat the purchase of the Crowley Maritime stock pursuant to the Offer or the Merger as a redemption. Crowley Maritime will not seek a ruling from the Internal Revenue Service (the “IRS”) concerning the United States federal income tax treatment of either the Offer or the Merger and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. The following discussion assumes that the Offer and the Merger occur as intended and the purchase of the Crowley Maritime stock pursuant to the Offer or the Merger is treated as a redemption of the Crowley Maritime stock for United States federal income tax purposes.

For purposes of this summary, a “United States stockholder” is a beneficial owner of shares of stock of Crowley Maritime that for United States federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) or partnership (or other entity taxable as a partnership) created or organized in or under the laws of the United States or any State or the District of Columbia; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A “Foreign stockholder” is a beneficial owner of shares of stock of Crowley Maritime that is not a United States stockholder.

United States Stockholders. The following discussion applies to United States stockholders. If you are a Foreign stockholder, see the discussion below applicable to Foreign stockholders.

The receipt of cash by a stockholder of Crowley Maritime pursuant to the Offer or the Merger (whether upon receipt of consideration in the Merger or pursuant to the exercise of dissenters’ rights) will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Under Section 302 of the Code, if the Offer or the Merger results in a “complete redemption” of the Crowley Maritime stock owned by the stockholder, then the receipt of cash by such stockholder pursuant to the Offer or the Merger would be treated as a “sale or exchange” of its stock for United States federal income tax purposes (rather than as a dividend distribution by Crowley Maritime with respect to the stock). In that case, the stockholder would recognize taxable gain or loss equal to the difference between the amount of cash received in the Offer or the Merger and the stockholder’s tax basis in the Crowley Maritime stock surrendered in the Offer or the Merger. Such capital gain or loss will be long term capital gain or loss if the Crowley Maritime stock has been held for more than one year at the time the Offer or the Merger, as the case may be, is completed. The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, individual taxpayers generally may deduct annually $3,000 of capital losses in excess of their capital gains.

For the purposes of determining whether the Offer or the Merger results in a complete redemption, a stockholder must take into account not only the shares of stock of Crowley Maritime that it actually owns, but also shares that are constructively owned by the stockholder pursuant to the rules set forth in Section 318 of the Code. If a stockholder is treated as constructively owning stock under Section 318 of the Code then, depending upon the stockholder’s particular facts and circumstances, the cash received pursuant to the Offer or the Merger may, unless the stockholder qualifies for sale or exchange treatment under another exception contained within Section 302 of the Code, instead be treated as a dividend distribution from Crowley Maritime includible in the gross income of the stockholder equal to the entire amount of cash received by the stockholder in the Offer or the Merger (without reduction for the tax basis of the shares purchased in the Offer or the Merger), and no loss may be recognized. Accordingly, each stockholder should consult its own tax advisors regarding the constructive ownership rules set forth in Section 318 of the Code and the tax consequences of receiving cash in the Offer or the Merger.

In order to fulfill United States federal income tax reporting requirements, United States stockholders that participate in the Offer or the Merger may receive a Form 1099 reporting the amount received pursuant to the Offer or the Merger.

Foreign Stockholders. The following discussion applies to Foreign stockholders.

Provided that a Foreign stockholder receiving cash in the Offer or the Merger does not own any stock of Crowley Maritime after the Offer and the Merger (either directly or pursuant to the constructive ownership rules described above), the Foreign stockholder should not be subject to United States federal income tax on the disposition of the stock of Crowley Maritime in the Offer or the Merger if such holder has no connection with the United States other than holding the stock of Crowley Maritime. The Foreign stockholder must provide documentation establishing its foreign status to the Depositary (generally on Form W-8BEN). In the event that it is determined that a Foreign stockholder owns any stock of Crowley Maritime after the Offer and the Merger (either directly or pursuant to the constructive ownership rules described above), the Depositary will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer or the Merger to the Foreign stockholder, unless proper certification has been provided establishing that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the Foreign stockholder within the United States. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

In order to fulfill United States federal income tax reporting requirements, Foreign stockholders that participate in the Offer or the Merger may receive a Form 1042-S.

Backup Withholding. See “The Tender Offer—Section 3. Procedures for Tendering Shares of Common Stock” with respect to the application of the United States federal income tax backup withholding.

The United States federal income tax consequences set forth above are included for general informational purposes only and are based upon current law. Because individual circumstances may differ, each holder of shares of Crowley Maritime stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed above to such holder and the particular tax effects of the Offer or the Merger, including the application and effect of state, local, foreign and other tax laws.

6. Price Range of Shares of Common Stock; Valuations Related to the Plans; Dividends.

Price Range of Shares of Common Stock

There is no established public trading market for the Common Stock, although price quotations are available in the “pink sheets” under the symbol “CWLM.” Since Crowley Maritime registered the Common Stock under the Exchange Act in April 2002, the “pink sheets” have reported only eight trades in the Common Stock for a total of approximately 2,100 shares.

The following table sets forth, for the quarters indicated, the high and low closing bid prices per share of Common Stock as reported in the “pink sheets.” The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. During this period, the “pink sheets” reported only two actual trades — one in 2005 (120 shares) and one in 2006 (356 shares).

	High	Low

Fiscal Year ending December 31, 2007

First Quarter (January-February only)	$2,501	$1,950

Fiscal Year ended December 31, 2006
Fourth Quarter	$1,925	$1,800
Third Quarter	2,000	1,800
Second Quarter	1,900	1,505
First Quarter	1,505	1,500

Fiscal Year ended December 31, 2005
Fourth Quarter	$1,500	$1,419
Third Quarter	1,419	1,300
Second Quarter	1,300	1,175
First Quarter	1,175	1,100

On March 16, 2007, the closing bid price per share of Common Stock as reported in the “pink sheets” was $2,400. As a consequence of the lack of trading, quotations for the Common Stock may not accurately reflect the price or prices at which purchasers or sellers currently would be willing to purchase or sell such shares.

Valuations Related to the Plans

Because of the lack of an established trading market for the Common Stock, the Plan documents require the Administrative Committee for each of the Plans to obtain valuations of the Common Stock from an independent appraiser (as defined in the Plan documents) on which the Administrative Committee is to base its determination of the fair market value of the Common Stock. The Administrative Committee obtains such a valuation and establishes the fair market value on at least an annual basis. The Administrative Committee then uses this fair market value in its operation and administration of each Plan, including valuing amounts to be distributed to participants.

As of December 31, 2005 and June 30, 2006, the fair market value per share of Common Stock established by the Administrative Committee based on valuations obtained from its independent financial advisor were as set forth below. Under the current Plan documents, the fair market value per share of Common Stock is determined on a nonmarketable minority interest basis for the Crowley Maritime Corporation Retirement Stock Plan (the “RSP”) and the Crowley Maritime Corporation Employee Stock Ownership Plan (the “ESOP”), and is determined on a marketable minority interest basis for the Crowley Maritime Corporation Stock Savings Plan (the “SSP”).

	June 15, 2006	December 31, 2005
	ESOP	All Plans
Nonmarketable Minority Interest Basis	$1,913	$1,641
Marketable Minority Interest Basis	(1)	$2,525

____________
(1)
No opinion was expressed, and the Administrative Committee was not required to and did not determine, a fair market value per share of Common Stock on a marketable minority interest basis at June 15, 2006. However, in the text of the valuation that expresses an opinion as to the per-share value on a nonmarketable minority interest basis, reference is made to a per-share value on a marketable minority basis as of that date of $2,943.

THE PLAN VALUATIONS WERE DETERMINED IN CONNECTION WITH THE OPERATION AND ADMINISTRATION OF THE PLANS AND NOT IN CONTEMPLATION OF OR CONNECTION WITH THE OFFER OR THE MERGER. THE PLAN VALUATIONS WERE BASED ON A NUMBER OF ASSUMPTIONS, QUALIFICATIONS AND LIMITATIONS DEEMED APPROPRIATE FOR PURPOSES OF THE PLAN VALUATIONS, WHICH MAY NOT BE APPROPRIATE FOR PURPOSES OF EVALUATING THE VALUE OF SHARES OF COMMON STOCK IN CONNECTION WITH THE OFFER AND THE MERGER. IN ADDITION, THE PLAN VALUATIONS ARE NOT AS OF RECENT DATES AND DO NOT TAKE INTO ACCOUNT SUBSEQUENT EVENTS OR CHANGES AFFECTING THE GLOBAL AND U.S. ECONOMIES AND FINANCIAL MARKETS GENERALLY, CROWLEY MARITIME’S INDUSTRY OR LINES OF BUSINESS SPECIFICALLY OR THE BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHER) OR PROSPECTS OF CROWLEY MARITIME. STOCKHOLDERS OF CROWLEY MARITIME ARE URGED TO CONSULT THEIR OWN ADVISORS WITH RESPECT TO THE CURRENT VALUE OF SHARES OF COMMON STOCK. THE PLAN VALUATIONS DO NOT PURPORT TO ANALYZE OR ADDRESS THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS OF CROWLEY MARITIME IN THE OFFER AND THE MERGER.

Dividends

Crowley Maritime has never paid dividends on the Common Stock. Any payment of future dividends on the Common Stock will be at the discretion of the Board of Directors and will depend upon, among other things, Crowley Maritime’s earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Board of Directors may deem relevant.

The restrictive covenants of Crowley Maritime’s financing agreements require, among other things, annual maintenance of working capital that is equal to or greater than 50% of the total charter hire and other lease obligations with remaining terms in excess of one year. Although Crowley Maritime is restricted from repurchasing shares of any class of capital stock or declaring or paying any dividend, it may repurchase Common Stock from employee stock ownership plans and pay dividends in any twelve-month period so long as the combined cost does not exceed $10.0 million. Crowley Maritime paid dividends on its Series A Preferred and repurchased Common Stock from employee stock ownership plans within all restrictions during 2006. Crowley Maritime has stated that so long as the Series A Preferred remains outstanding, Crowley Maritime does not anticipate paying dividends on its Common Stock.

7. Certain Information Concerning Crowley Maritime. Except as otherwise set forth herein, the information concerning Crowley Maritime contained in this Offer to Purchase, including financial information, has been furnished by Crowley Maritime or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources.

Crowley Maritime provides diversified transportation and fuel sales distribution services in domestic and international markets, with principal operations located in the continental United States, Alaska, Puerto Rico, Central America, the Caribbean, Russia and other international markets. Crowley Maritime operates through four reporting segments: liner services, logistics services, marine services and petroleum services. Its principal executive offices are located at 9487 Regency Square Boulevard, Jacksonville, Florida 32225 (telephone number: (904) 727-2200).

CROWLEY MARITIME CORPORATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial data for Crowley Maritime as of and for each of the years ended December 31, 2006 and December 31, 2005.

This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Crowley Maritime’s Annual Report on Form 10-K for the year ended December 31, 2006. More comprehensive financial information is included in such report (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by Crowley Maritime with the SEC, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and notes contained therein. Copies of such report and other documents may be examined at or obtained from the SEC in the manner set forth below.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Year Ended December 31,
	2006	2005

STATEMENT OF OPERATIONS DATA:
Revenues	$1,467,686	$1,190,813
Operating income	82,330	80,800
Income from continuing operations	38,286	42,389
Gain (loss) from discontinued operations, including gain/loss on disposal, net of tax	71	(3,513)
Net income	38,357	38,876
Preferred stock dividends	(1,575)	(1,575)
Change in fair value of redeemable common stock	(2,480)	(330)
Net income attributable to common stockholders	$34,302	$36,971

Basic Earnings Per Common Share:
Income from continuing operations	$255.79	$300.94
Gain (loss) from discontinued operations	0.53	(26.11)
Net income	$256.32	$274.83

Diluted Earnings Per Common Share:
Income from continuing operations	$222.77	$260.54
Gain (loss) from discontinued operations	0.44	(21.76)
Net income	$223.21	$238.78

Weighted Average Shares of common stock outstanding
Basic	133,823	134,525
Diluted	160,729	161,431

	As of December 31,
	2006	2005

BALANCE SHEET DATA:
Current assets	$381,781	$287,779
Non current assets	836,837	770,932
Total assets	$1,218,618	$1,058,711

Current liabilities	$279,740	$243,832
Other non current liabilities	156,703	132,127
Long-term debt, net of current portion	389,882	322,686
Redeemable common stock	10,048	8,183
Stockholders’ equity	382,245	351,883
Total liabilities, redeemable common stock and stockholders’ equity	$1,218,618	$1,058,711

The following table sets forth certain historical book value per share data and the ratio of earnings to fixed charges for Crowley Maritime for the years ended December 31, 2006 and 2005.

	2006	2005
Basic book value per share	$2,856.35	$2,615.74
Diluted book value per share	$2,378.20	$2,179.77
Ratio of earnings to fixed charges	1.86X	2.05X

Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the weighted average number of shares of common stock outstanding.

Crowley Maritime is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information Crowley Maritime so files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

8. Certain Information Concerning the Purchaser, the Crowleys and the Continuing Stockholders.

Thomas B. Crowley, Jr. The current principal employment or occupation of Thomas B. Crowley, Jr. and the name, principal business, telephone number and address of the business employing Thomas B. Crowley, Jr. as well as his five-year employment history, citizenship and certain other information is set forth in Schedule A hereto.

Christine S. Crowley. The current principal employment or occupation of Christine S. Crowley and the name, principal business, telephone number, and address of the business employing Christine S. Crowley as well as her five-year employment history, citizenship and certain other information is set forth in Schedule A hereto.

Molly M. Crowley. The current principal employment or occupation of Molly M. Crowley and the name, principal business, phone number and address of the business employing Molly M. Crowley as well as her five-year employment history, citizenship and certain other information is set forth in Schedule A hereto.

The Purchaser. Crowley Newco Corporation, a Delaware corporation, was recently organized in order to effect the Offer and the Merger. The name, citizenship, business address, telephone number and principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and certain other information is set forth in Schedule A hereto. The principal executive offices of the Purchaser are located at 555 12th Street, Suite 2130, Oakland, CA 94607 (telephone number: (510) 251-7500).

Neither the Purchaser nor any of the Crowleys or the persons identified in Schedule A hereto has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

In connection with the organization of the Purchaser, Thomas B. Crowley, Jr. purchased one share of Purchaser Common Stock. This share will be repurchased before the Merger is effected, such that Thomas B. Crowley, Jr. will not receive Common Stock attributable to this share in the Merger. By virtue of the Crowley Contribution Agreement, if the conditions to the Offer are satisfied or waived, the Crowley Group will contribute all of the shares of Common Stock (43,992 shares), Series A Preferred (314,794 shares) and Class N (46,138 shares) they own in exchange for 50,280 shares of Purchaser Common Stock and 66,282 shares of Purchaser Class N. See “Special Factors—Transactions and Arrangements Concerning the Common Stock.” By virtue of the Plan Contribution Agreement, if the conditions to the Offer are satisfied or waived, the Plans will contribute all of the shares of Common Stock they own (currently 14,570 shares, but subject to increase and decrease) in exchange for 14,570 shares of Purchaser Common Stock. As a result of these agreements, the Purchaser therefore beneficially owned approximately 65.2% of the Common Stock (58,562 shares), 99.9% of the Series A Preferred (314,794 shares) and 100% of the Class N (46,138 shares) outstanding as of the date of this document.

9. Source and Amount of Funds. The total amount of funds required to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $99,000,000. The funds are expected to be provided from Crowley Maritime’s available cash and cash equivalents and from a Crowley Maritime revolving credit facility. Crowley Maritime maintains a $115,000,000 revolving credit agreement (the “Revolving Credit Agreement”) with banks and other financial institutions which expires in February 2009. Interest is based on either a Eurodollar or Bank Base rates plus, in either case, an applicable margin that varies based on the ratio of Total Debt (as defined in the Revolving Credit Agreement) to earnings before interest, taxes, depreciation, amortization and rent expense (as defined in the Revolving Credit Agreement). Outstanding letters of credit totaled $41,122,000 at March 16, 2007, which left available borrowings of $73,878,000 under the Revolving Credit Agreement.

The Revolving Credit Agreement places customary limitations on Crowley Maritime indebtedness, liens, guaranties, sales of assets, mergers, loans, dividends and transactions with affiliates and also includes financial covenants requiring Crowley Maritime to maintain: (1) a Leverage Ratio (as defined in the Revolving Credit Agreement) of not greater than 2.5 to 1.0; (2) a Total Debt (as defined in the Revolving Credit Agreement) to earnings before interest, taxes, depreciation, amortization and rent expense (as defined in the Revolving Credit Agreement) ratio on a rolling four quarter basis of not greater than 3.0 to 1.0; and (3) interest coverage ratio of 3.5 to 1.0. While Crowley Maritime is prohibited from repurchasing shares of any class of capital stock or declaring or paying any dividend, it may repurchase common stock from employee stock ownership plans and pay dividends in any twelve-month period at a combined cost not to exceed $10,000,000. Crowley Maritime’s obligations under the Revolving Credit Agreement are secured by certain vessels. The Revolving Credit Agreement also provides for payments to the lenders and/or the administrative agent of quarterly commitment and other customary fees. Crowley Maritime is, however, in the process of negotiating a replacement to this facility. The Offer is not conditioned on any financing arrangements.

10. Dividends and Distributions. Crowley Maritime has never paid dividends on the Common Stock. If, on or after the date hereof, Crowley Maritime should split the shares of Common Stock or combine or otherwise change the shares of Common Stock or its capitalization, then, without prejudice to the Purchaser’s rights described under the heading “The Tender Offer—Section 13. Certain Conditions to the Offer,” appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

11. Certain Effects of the Offer on the Market for the Shares of Common Stock.

Effect on the Market for the Shares of Common Stock. The purchase of shares of Common Stock by the Purchaser pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and will reduce the number of holders of shares of Common Stock.

Exchange Act Registration. The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by Crowley Maritime to the SEC if the shares of Common Stock are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the shares of Common Stock under the Exchange Act would reduce the information required to be furnished by Crowley Maritime to stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the “going private” transactions, no longer applicable to the shares of Common Stock. In addition, “affiliates” of Crowley Maritime and persons holding “restricted securities” of Crowley Maritime may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. The Purchaser currently intends to seek to cause Crowley Maritime to terminate the registration of the shares of Common Stock under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met.

12. Fees and Expenses.

D.F. King & Co., Inc. had been retained to act as Information Agent in connection with the Offer. D.F. King & Co., Inc., as Information Agent, may contact stockholders by mail, telephone, facsimile, email and other electronic means and personal interview, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial holders.

Registrar and Transfer Company will act as the Depositary for the Offer.

The Information Agent and the Depositary will be paid reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses. Brokers, dealers, commercial banks and trust companies will be reimbursed for customary handling and mailing expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses to be incurred in connection with the Offer and the Merger:

SEC Filing Fee	$2,872
Information Agent/Depositary/Printing	75,000
Accounting	20,000
Legal	4,000,000
Additional Plan and Special Committee Expenses	1,065,000
Miscellaneous	300,000
$5,462,872

Crowley Maritime is expected to pay or to reimburse the Purchaser for the costs, fees and expenses incurred in connection with the Offer and the Merger.

13. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser’s rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Common Stock (whether or not any shares of Common Stock theretofore have been accepted for payment or paid for pursuant to the Offer), and may amend or terminate the Offer, if:
(1)   At the Expiration Date, the Minimum Condition shall not have been satisfied;

(2)   At the Expiration Date, the Majority of the Minority Condition shall not have been satisfied;

(3)   At the Expiration Date, Purchaser shall not beneficially own at least 95% of the total number of shares of Class N outstanding on the Expiration Date and at least 95% of the total number of shares of Series A Preferred outstanding on the Expiration Date (the Common Stock, the Class N and the Series A Preferred are referred to herein collectively as the “Securities”);

(4)   It is not the case that the Delaware Chancery Court has approved settlement of Franklin and dismissed the case and the time for any appeal of the Court’s approval has expired; or

(5)   At any time on or after March 19, 2007, and prior to the time of payment for any tendered shares of Common Stock, any of the following events shall occur:

(a)
any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), cash flows, operations, licenses, franchises, permits, authorizations, results of operations or prospects of Crowley Maritime or any of its subsidiaries which has or might reasonably be expected to have a material adverse effect on Crowley Maritime and its subsidiaries taken as a whole (a “Material Adverse Effect”), or results or might reasonably be expected to result in a material diminution in the value of the Securities or the benefits expected to be derived by the Purchaser as a result of the transactions contemplated by the Offer or the Merger (a “Diminution in Value”); or

(b)
any government or governmental authority or agency, whether domestic, foreign or supranational, or any industry self-regulatory organization (a “Governmental Entity”), shall have instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action, which (i) challenges the acquisition by the Purchaser (or any affiliate of the Purchaser) of any Securities pursuant to the Offer, the Merger or otherwise restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by the Purchaser (or any affiliate of the Purchaser) in connection with the acquisition of the Securities or Crowley Maritime, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by Crowley Maritime or the Purchaser (or any affiliate of the Purchaser) of all or any material portion of the business or assets of the Crowley Maritime and its subsidiaries taken as a whole or to compel Crowley Maritime, Thomas B. Crowley, Jr. or the Purchaser (or any affiliate of the Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Crowley Maritime and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of Crowley Maritime, Thomas B. Crowley, Jr. or the Purchaser (or any affiliate of the Purchaser) to conduct Crowley Maritime’s or any subsidiary’s business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Thomas B. Crowley, Jr. or the Purchaser (or any affiliate of the Purchaser) to acquire or hold, or to exercise full rights of ownership of, any Securities, including the right to vote such Securities on all matters properly presented to the stockholders of Crowley Maritime, (v) seeks to require divestiture by Thomas B. Crowley, Jr. or the Purchaser or any of their affiliates of all or any of the Securities, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to the Purchaser in its reasonable discretion; or

(c)
there shall have been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by the Purchaser (or any affiliate of the Purchaser) in connection with the acquisition of the Securities or Crowley Maritime or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by Crowley Maritime or the Purchaser (or any affiliate of the Purchaser) of all or any material portion of the business or assets of Crowley Maritime and its subsidiaries taken as a whole or compels Crowley Maritime, Thomas B. Crowley, Jr. or the Purchaser (or any affiliate of the Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Crowley Maritime and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of Crowley Maritime or the Purchaser (or any affiliate of the Purchaser) to conduct Crowley Maritime’s or any subsidiary’s business or own such assets, (iv) imposes or confirms any material limitation on the ability of Thomas B. Crowley, Jr. or the Purchaser (or any affiliate of the Purchaser) to acquire or hold, or to exercise full rights of ownership of, any Securities, including the right to vote such Securities on all matters properly presented to the stockholders of Crowley Maritime, (v) requires divestiture by Thomas B. Crowley, Jr. or the Purchaser or any of their affiliates of all or any of the Securities, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) imposes any condition to the Offer unacceptable to the Purchaser in its reasonable discretion; or

(d)
there shall have been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity or a stockholder of Crowley Maritime), which (i) challenges the acquisition by the Purchaser (or any affiliate of the Purchaser) of any Securities pursuant to the Offer, the Merger or otherwise, seeks to restrain, prohibit or materially delay the making or consummation of the Offer or the Merger, seeks to prohibit the performance of any of the contracts or other arrangements entered into by the Purchaser (or any affiliate of the Purchaser) in connection with the acquisition of the Securities or Crowley Maritime, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by Crowley Maritime, or the Purchaser (or any affiliate of the Purchaser) of all or any material portion of the business or assets of Crowley Maritime and its subsidiaries taken as a whole to compel Crowley Maritime, Thomas B. Crowley, Jr. or the Purchaser (or any affiliate of the Purchaser) to dispose of or to hold separate all or any material portion of the business or assets of Crowley Maritime and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of Crowley Maritime, Thomas B. Crowley, Jr. or the Purchaser (or any affiliate of the Purchaser) to conduct Crowley Maritime’s or any subsidiary’s business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Thomas B. Crowley, Jr. or the Purchaser (or any affiliate of the Purchaser) to acquire or hold, or to exercise full rights of ownership of, any Securities, including the right to vote such Securities on all matters properly presented to the stockholders of Crowley Maritime, (v) seeks to require divestiture by Crowley Maritime or the Purchaser (or any affiliate of the Purchaser) of all or any of the Securities, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to the Purchaser in its reasonable discretion; and which in the case of clause (i), (ii), (iii), (iv), (v), (vi) or (vii) is successful or the Purchaser determines, in its reasonable discretion, has a reasonable possibility of being successful; or

(e)
there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable or asserted to be applicable to the Offer or the Merger or other acquisition of Securities by the Purchaser, or any other action shall have been taken by any Governmental Entity or court, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of paragraph (b) above; or

(f)
there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange in the United States (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours), (ii) any declaration of a banking moratorium by federal or New York authorities, (iii) any material limitation by any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the United States market in loans, (iv) any commencement or escalation of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, or (vi) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(g)
Crowley Maritime and the Purchaser or Thomas B. Crowley, Jr. shall have reached an agreement or understanding that the Offer be terminated or amended or Thomas B. Crowley, Jr. or the Purchaser (or one of their designated affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Crowley Maritime by merger or similar business combination, or purchase of Securities or assets of Crowley Maritime; or

(h)	The Board of Directors of Crowley Maritime or the Special Committee shall have determined to oppose the Offer and/or the Merger;

which in the reasonable judgment of Thomas B. Crowley, Jr. and the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer, the Merger and/or with such acceptance for payment of shares of Common Stock.

The foregoing conditions (other than Majority of the Minority Condition) are for the sole benefit of the Crowleys, the Purchaser and their respective affiliates (other than Crowley Maritime) and may be asserted by the Crowleys or the Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of the Crowleys or the Purchaser. The failure by the Crowleys or the Purchaser at any time to exercise any rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. If the Offer is terminated under any of the foregoing provisions, all tendered shares of Common Stock that have not previously been accepted for payment will be returned to the tendering stockholder.

The minimum number of shares of Common Stock required to be tendered in order to satisfy the Majority of the Minority Condition is approximately 13,805 shares of Common Stock, as of the date of this document. The Majority of the Minority Condition will not be waived by the Purchaser.

The minimum number of shares of Common Stock required to be tendered in order to satisfy the Minimum Condition is approximately 26,797 shares of Common Stock, as of the date hereof. The minimum percentage of shares of Common Stock not beneficially owned by the Purchaser which is required to be tendered in order to satisfy the Minimum Condition is approximately 29.8%, as of the date hereof.

14. Certain Legal Matters.

General. Except as described in this Section 14, based on a review of publicly available filings by Crowley Maritime with the SEC and a review of certain information furnished by Crowley Maritime to the Crowleys and the Purchaser, the Crowleys and the Purchaser are not aware of any license or regulatory permit that appears to be material to the business of Crowley Maritime and that might be adversely affected by the Purchaser’s acquisition of shares of Common Stock pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares of Common Stock by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under “The Tender Offer—Section 14. Certain Legal Matters—State Takeover Laws.” While the Purchaser does not currently intend to delay acceptance for payment of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to Crowley Maritime’s business or that certain parts of Crowley Maritime’s business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any shares of Common Stock tendered.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Crowley Maritime is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder, unless special requirements are met or certain exceptions apply. Section 203 does not apply to any Delaware corporation that does not have a class of voting stock (a) listed on a national securities exchange, (b) authorized for quotation on the NASDAQ Stock Market or (c) held of record by more than 2,000 stockholders. Since Crowley Maritime does not have a class of voting stock meeting any of these criteria, the Crowleys and the Purchaser do not believe that Section 203 would apply to the Offer or the Merger.

Crowley Maritime conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither the Crowleys nor the Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither the Crowleys nor the Purchaser has presently sought to comply with any state takeover statute or regulation. The Crowleys and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, the Crowleys or the Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for shares of Common Stock tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, the Purchaser might be unable to accept for payment any shares of Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any shares of Common Stock tendered. See “The Tender Offer—Section 13. Certain Conditions to the Offer.”

Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (collectively, the “HSR Act”), certain acquisitions of assets and/or voting securities may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and to the Federal Trade Commission (the “FTC”), and a waiting period observed. The purchase of shares of Common Stock pursuant to the Offer is not subject to such requirements because the exemptions set forth under 16 CFR sections 802.10 and 802.30 apply.

The Antitrust Division and the FTC from time to time scrutinize the legality under the antitrust laws of transactions such as the acquisition of shares of Common Stock by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares of Common Stock pursuant to the Offer or seeking divestiture of the shares of Common Stock so acquired or divestiture of substantial assets of the Crowleys or Crowley Maritime. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

The shares of Common Stock are not “margin securities,” and therefore the margin requirements set forth under Section 7 of the Exchange Act and the applicable regulations do not apply.

15. Miscellaneous. The Offer is being made to all holders of shares of Common Stock. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of shares of Common Stock pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Common Stock in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE CROWLEYS OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Purchaser and the Crowleys have filed with the SEC a Tender Offer Statement on Schedule TO and a Rule 13E-3 Transaction Statement, together with all exhibits thereto, pursuant to the Exchange Act and the rules and regulations thereunder, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3. In addition, Crowley Maritime has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth above in “The Tender Offer—Section 7. Certain Information Concerning Crowley Maritime” (except that they will not be available at the regional offices of the SEC).

CROWLEY NEWCO CORPORATION

March 19, 2007

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SCHEDULE A

INFORMATION CONCERNING THE CROWLEYS AND THE DIRECTORS AND
EXECUTIVE OFFICERS OF THE PURCHASER

1.   Thomas B. Crowley is currently the Chairman of the Board of Directors, President and Chief Executive Officer of Crowley Maritime, and has held those positions since 1994. He is also the Chairman of the Board of Directors, President, Treasurer and Secretary of the Purchaser. He is a United States citizen. His business address and telephone number are 555 12th Street, Suite 2130, Oakland, CA 94607, (510) 251-7500.

2.   CHRISTINE S. CROWLEY. She is a homemaker, and has been for the past five years. She is a United States citizen. Her address and telephone number are c/o Crowley Maritime Corporation, 555 12th Street, Suite 2130, Oakland, CA 94607, (510) 251-7500.

3.   MOLLY M. CROWLEY. She is a self-employed real estate investor, and has been for the past five years. She is a United States citizen. Her business address and telephone number are c/o Crowley Maritime Corporation, 555 12th Street, Suite 2130, Oakland, CA 94607, (510) 251-7500.

4.   DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth below are the names, present principal occupations or employment and the name, principal business, telephone number and address of any corporation or other organization in which such occupation or employment is conducted as well as the five-year employment history and citizenship, of each of the directors and executive officers of the Purchaser.

A.   Thomas B. Crowley, Jr. is the Chairman of the Board of Directors, President, Treasurer and Secretary of the Purchaser. He is also the Chairman of the Board of Directors, President and Chief Executive Officer of Crowley Maritime, and has held those positions since 1994. He is a United States citizen. His business address and telephone number are 555 12th Street, Suite 2130, Oakland, CA 94607, (510) 251-7500.
A-1

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SCHEDULE B

THE PURCHASER

The following table sets forth the shares of stock to be contributed by each of the Continuing Stockholders to the Purchaser and the number of shares of stock of the Purchaser that each of the Continuing Stockholders will receive pursuant to its respective Contribution Agreement.* Crowley Maritime Percentages are based on 89,851 shares of Common Stock, 46,138 shares of Class N and 315,000 shares of Series A Preferred Stock outstanding as of the date hereof, the assumed issuance of 25 shares of Common Stock to the Plans and no repurchases of shares of Common Stock from Plan participants by Crowley Maritime.

Common Stock

	Number of		Number
	Crowley		of
	Maritime		Shares of	Percentage
	Shares of	Percentage	Purchaser	of
	Common	of	Common	Purchaser
	Stock	Common	Stock	Common
Name of Continuing Stockholder	Contributed	Stock	Received	Stock

Christine S. Crowley	684	0.8%	684	1.1%
Crowley Asset Management	4,355	4.8%	4,355	6.7%
The Non-Exempt Trust FBO Adrienne Crowley	1,896	2.1%	1,896	2.9%
The Thomas B. Crowley Jr. Separate Property Trust	2,189	2.4%	2,189	3.4%
The Annual Exclusion Trust FBO Adrienne Crowley	767	0.9%	767	1.2%
The Crowley Family Generation-Skipping Trust U/T/A dated 12/04/91	1,500	1.7%	1,500	2.3%
The Marital Trust Under The Thomas B. Crowley Trust (1)	32,601	36.3%	12,658	19.5%
The Crowley Maritime Corporation Employee Stock Ownership Plan	3,003	3.3%	3,003	4.6%
The Crowley Maritime Corporation Retirement Stock Plan	8,089	9.0%	8,089	12.5%
The Crowley Maritime Corporation Stock Savings Plan	3,503	3.9%	3,503	5.4%

_________________________
*	Percentage ownership interests in the Purchaser will be the percentage ownership interests in Crowley Maritime following the Merger.

(1)	Certain shares of Common Stock will be exchanged for shares of Purchaser Class N.

B-1

Class N

	Number of		Number
	Crowley		of
	Maritime		Shares of	Percentage
	Shares of	Percentage	Purchaser	of
	Class N	of	Class N	Purchaser
Name of Continuing Stockholder	Contributed	Class N	Received	Class N

The Marital Trust Under The Thomas B. Crowley Trust(1)	46,138	100%	66,282	100%

Series A Preferred

	Number of		Number
	Crowley		of
	Maritime		Shares of	Percentage
	Shares of		Purchaser	of
	Series A	Percentage	Common	Purchaser
	Preferred	of Series A	Stock	Common
Name of Continuing Stockholder	Contributed	Preferred	Received	Stock

Crowley Asset Management(2)	15,211	4.8%	1,267	2.0%
The Thomas B. Crowley Jr. Separate Property Trust(2)	63,889	20.3%	5,324	8.2%
The Crowley Family Generation-Skipping Trust U/T/A dated 12/04/91(2)	9,846	3.1%	820	1.3%
The Marital Trust Under The Thomas B. Crowley Trust(2)	225,848	71.7%	18,820	29.0%

(1)	Certain shares of Common Stock will be exchanged for shares of Purchaser Class N.

(2)
Number will be increased by a number of whole shares equal to the number determined by dividing (1) the amount of the accrued but unpaid dividends on the existing Series A Preferred, on the date that the Purchaser accepts for payment the shares of Common Stock validly tendered and not withdrawn, by (2) $1,200. Percentages of Purchaser Common Stock for all Continuing Stockholders will be impacted as a result.

B-2

SCHEDULE C

SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. shares of Common Stock of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. shares of Common Stock of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. Manually signed photocopies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for shares of Common Stock should be sent or delivered by each stockholder of Crowley Maritime or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its respective addresses set forth below:

THE DEPOSITARY FOR THE OFFER IS:

REGISTRAR AND TRANSFER COMPANY

BY MAIL	BY HAND OR OVERNIGHT COURIER

Registrar and Transfer Company	Registrar and Transfer Company
Attn: Reorg/Exchange Dept.	Attn: Reorg/Exchange Dept.
P.O. Box 645	10 Commerce Drive
Cranford, New Jersey 07016	Cranford, New Jersey 07016

For assistance call Toll Free (800) 368-5948

BY FACSIMILE TRANSMISSION:

(For Eligible Institutions only)

(908) 497-2311

(Confirm receipt of facsimile):

(800) 525-7686, ext. 2554

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

THE INFORMATION AGENT FOR THE OFFER IS:

D.F. KING & CO., INC.

48 Wall Streeet
New York, New York 10005
Banks and brokers call collect: (212) 269-5550
All others call toll free: (800) 487-4870